Exhibit 2.3

CONTRIBUTION AND SALE AGREEMENT

By and Between

NGL ENERGY PARTNERS LP
(As Buyer)

and

PACER-PITTMAN PROPANE, L.L.C.
(As Seller)

Dated as of December 12, 2011

i

ii

Section 7.5	Limitations on Indemnification	46

ARTICLE 8 TERMINATION		47
Section 8.1	Termination	47
Section 8.2	Procedure for and Effect of Termination	47
Section 8.3	Termination Reimbursement to Seller	48

ARTICLE 9 MISCELLANEOUS PROVISIONS		48
Section 9.1	Amendment and Modification	48
Section 9.2	Entire Agreement; Assignment; Binding Effect	48
Section 9.3	Severability	48
Section 9.4	Notices	48
Section 9.5	Dispute Resolution	49
Section 9.6	Governing Law and Venue; Waiver of Jury Trial	49
Section 9.7	Descriptive Headings	50
Section 9.8	Counterparts	51
Section 9.9	Fees and Expenses	51
Section 9.10	Interpretation	51
Section 9.11	No Third Party Beneficiaries	51
Section 9.12	Waivers	51
Section 9.13	Incorporation of Documents	52
Section 9.14	Set Off Rights	52
Section 9.15	Disclosure Letter	52

Schedules
Schedule 1(a)	Non-Competition Individuals
Schedule 1(b)	Knowledge Individuals
Schedule 2.1(a)(i)	Contributed Assets
Schedule 2.1(a)(ii)	Purchased Assets
Schedule 2.2	Acquired Assets Consideration Allocation
Schedule 2.3(b)	Purchased Inventory
Schedule 2.3(c)	Purchased Fixed Assets
Schedule 2.3(e)	Assumed Contracts
Schedule 2.3(g)	Permits
Schedule 2.4(b)	Excluded Real Property
Schedule 2.4(d)	Excluded IP Assets
Schedule 2.4(e)	Other Excluded Assets

Exhibits
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Guaranty
Exhibit C-1	Form of Non-Competition Agreement (Mapel)
Exhibit C-2	Form of Non-Competition Agreement (Mazeroll)
Exhibit C-3	Form of Non-Competition Agreement (Wenzl)
Exhibit D	Form of Registration Rights Agreement Amendment
Exhibit E	Form of Tax Certificate
Exhibit F	Form of Member’s Certificate

iii

CONTRIBUTION AND SALE AGREEMENT

This CONTRIBUTION AND SALE AGREEMENT dated as of December 12, 2011 (this “Agreement”) is by and between NGL Energy Partners LP, a Delaware limited partnership (“Buyer”), and Pacer—Pittman Propane, L.L.C., a Mississippi limited liability company (“Seller”);

WHEREAS, Seller is engaged in the business of marketing propane to residential, commercial, industrial and agricultural users in and around its Corinth, Mississippi and Bethel Springs, Tennessee office facilities (the “Business”); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to contribute or cause to be contributed certain assets in exchange for Buyer Common Units, and to sell, transfer and deliver to Buyer, and Buyer desires to purchase from Seller, certain assets in exchange for cash;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND TERMS

Section 1.1                                      Specific Definitions.  For purposes of this Agreement, the following terms shall have the meanings assigned to them below:

“Agreed Capital Expenditures” means (a) those capital expenditures incurred in the ordinary course of business for the benefit of the Business during the period commencing on July 31, 2011 through the date of this Agreement and which were paid or will be paid by Seller and are evidenced by appropriate supporting documentation supplied by Seller and which Seller represents and agrees do not exceed $0 and (b) those capital expenditures incurred in the ordinary course of business for the benefit of the Business during the period commencing immediately after the date of this Agreement through the Closing Date and which have been or will be paid by Seller and are evidenced by appropriate supporting documentation supplied by Seller and with respect to any such capital expenditures in excess of $100,000, Seller has obtained Buyer’s prior written consent.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between Seller and Buyer or its designee, substantially in the form of Exhibit A.

“Assumed Customer Deposits” means all customer deposits (whether short or long-term and whether reflected as a credit to an asset account or a liability), except for those customer deposits included as a negative adjustment in the calculation of Net Accounts Receivable, received in connection with the Business that have not been fully refunded to customers prior to the Effective Date.

“Buyer Common Units” means common units representing limited partnership interests of Buyer.

“Buyer Fiscal Quarter” means a fiscal quarter of Buyer as determined by the Buyer Partnership Agreement.

“Buyer Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of Buyer, dated as of May 10, 2011, as amended, modified or supplemented from time to time.

“CERCLA” means the Comprehensive Environmental Response, Conservation, and Liability Act of 1980, as amended, and any state analogs thereto, also as amended.

“COBRA” means the provisions of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA enacted by Sections 10001 through 10003 of the Consolidated Omnibus Budget Reconciliation Act of 1985, including subsequent amendments to such provisions and the regulations issued thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consideration Units” means the Buyer Common Units issued to Seller pursuant to Section 2.1(b).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction (excluding any of the foregoing relating to the physical purchase or sale of propane or other natural gas liquids in the ordinary course of business), futures transaction, cap transaction, floor transaction or collar transaction relating to one or more commodities, currencies, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions), and any related credit support, collateral or other similar arrangements related to such transactions.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC.

“Environmental Laws” means any and all Governmental Requirements relating to the environment or worker health or safety, including, but not limited to, ambient air, surface water, groundwater, land surface or subsurface strata, or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including Hazardous Substances) or noxious noise or odor into the environment, or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including petroleum, petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls, chlorofluorocarbons (including chlorofluorocarbon 12 or hydrochloro fluorocarbons), including without limitation CERCLA and RCRA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FERC” means the Federal Energy Regulatory Commission.

“GAAP” means United States generally accepted accounting principles consistently applied by the Person to whose accounts such principles are then to be applied.

“General Partner” means NGL Energy Holdings LLC, a Delaware limited liability company, in its capacity as the general partner of Buyer.

“Governmental Authority” means any national, federal, regional, state, provincial, county, municipal or local government or court, arbitrator, tribunal or commission, whether U.S. or foreign, or the government of any political subdivision of any of the forgoing, or any entity authority, agency, ministry or other similar body exercising executive, legislative, judicial, taxing, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform such functions.

“Governmental Requirement” means at any time (a) any Law or other requirement of any Governmental Authority in effect at that time or (b) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

“Guaranty” means the Guaranty by Pacer Holding, substantially in the form of Exhibit B.

“Hazardous Substances” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form or condition, polychlorinated biphenyls, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances under Environmental Laws defined, included in the definition of, or otherwise considered or alleged to be “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import; and (c) any other chemical, substance or waste, exposure to which is prohibited by, limited by, or the presence of which is regulated under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inventory” means (a) inventories of propane maintained by the Business and which are normally reflected in the financial statements of the Business as propane inventory and (b) all new and/or usable propane parts and related equipment, storage tanks held for resale, fittings,  and appliances, which are normally reflected on the financial statements of the Business as such, and in each case of (a) and (b), which are part of the Acquired Assets and which are existing as of the Effective Date.  Such items of Inventory shall be valued, in the case of (a), at the market value at the respective point of supply as of the Effective Date, plus cost of transportation from point of supply to the location of storage with the exception of propane inventories which relate to pre-bought and pre-sold propane inventory, which shall be valued at their original cost for purposes of determining the amount of Inventory and, in the case of (b), at their original cost.

“Lienholder” means any Person possessing a Lien, other than Permitted Liens, on any of the Acquired Assets.

“Material Adverse Effect” means (a) any change in the Business, results of operations, financial condition, liabilities or prospects (whether or not the result thereof would be covered by insurance) of the Business that, individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the Business or (b) a change in the value, condition or use of the Acquired Assets that, individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the Acquired Assets, taken as a whole.

“Member” means any Person owning a membership interest in Seller.

“Net Accounts Receivable” means the aggregate amount of the trade accounts receivable relating to the Business in existence as of the Effective Date determined as a percentage of the face value of each such trade accounts receivable based on the number of days such trade accounts receivable has been outstanding as of the Effective Date as follows:

Number of Days Outstanding	Percentage of Face Value
30 days or Less	100%
31 days – 60 days	92%
61 days – 90 days	80%
91 days – 120 days	50%
More than 121 days	25%

“NFPA” means the National Fire Protection Association, Inc.

“Non-Competition Agreements” means the Non-Competition Agreements between each of the individuals listed on Schedule 1(a) and Buyer, substantially in the forms of Exhibit C-1, Exhibit C-2 and Exhibit C-3.

“Pacer Agreements” means each of the other Contribution and Sale Agreements, dated as of the date of this Agreement, between the Partnership and each of Pacer Enviro, Pacer Liberty, Pacer Portland, Pacer Salida, Pacer Utah and Pacer Washington.

“Pacer Enviro” means Pacer-Enviro Propane, L.L.C., a Washington limited liability company.

“Pacer Holding” means Pacer Propane Holding, L.P., a Delaware limited partnership.

“Pacer Liberty” means Liberty Propane, L.L.C., an Illinois limited liability company.

“Pacer Portland” means Pacer-Portland Propane, L.L.C., an Oregon limited liability company.

“Pacer Salida” means Pacer-Salida Propane, L.L.C., a Colorado limited liability company.

“Pacer Utah” means Pacer-Utah Propane, L.L.C., a Utah limited liability company.

“Pacer Washington” means Pacer Propane (Washington), L.L.C., a Washington limited liability company.

“Pacer Propane Group” means Seller, Pacer Enviro, Pacer Liberty, Pacer Portland, Pacer Salida, Pacer Utah and Pacer Washington.

“Pamphlet 58” means the publication prepared by the Technical Committee on Liquefied Petroleum Gases and acted on by the NFPA that sets standards for the storage and handling of liquefied petroleum gases, including, among other things, maintaining liquefied petroleum gas equipment and appliances, installing liquefied petroleum gas systems, storing portable containers and transporting liquefied petroleum gas.

“Permitted Liens” means (a)(i) Liens for Taxes, (ii) inchoate mechanic and materialmen Liens for construction in progress, (iii) workers’ or unemployment compensation Liens arising in the ordinary course of business, (iv) inchoate workmen, repairmen, warehousemen, customer, employee and carriers Liens arising in the ordinary course of business, in each of the cases described in (i), (ii), (iii) and (iv) with respect to obligations or claims that either are not delinquent or are being contested in good faith and by appropriate proceedings conducted with due diligence; (b) Liens arising under this Agreement or the other Transaction Agreements; and (c) Liens and imperfections of title (including Liens created by the operation of law, but not including Liens for the payment of borrowed money) that, singly or in the aggregate, would not, in Buyer’s reasonable determination, materially or adversely affect the title, use, value or operation of the asset subject to such Lien in the hands of a purchaser thereof.  Notwithstanding anything to the contrary in this Agreement, no Liens shall be permitted on any of the Acquired Assets that would not be permitted “Liens” under the Credit Agreement dated October 14, 2010 by and among Silverthorne Operating, LLC, NGL Supply, LLC, Hicksgas, LLC, NGL Supply Retail, LLC, NGL Supply Wholesale, LLC, and NGL Supply Terminal Company, LLC, as borrowers, Buyer and certain subsidiaries of Buyer as guarantors, and the lenders party thereto, dated October 14, 2010, as amended, modified or supplemented from time to time.

“Person” means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, association, labor union or other entity or Government Authority.

“Post-Effective Date Expenses” means those expenses of Seller which were incurred and paid by Seller after the Effective Date but prior to the Closing Date and which in all cases (i) relates to the operation of the Acquired Assets after the Effective Date and (ii) which are not already included as an upward adjustment to the Working Capital Payment or otherwise being reimbursed or paid to Seller by Buyer; provided that Post-Effective Date Expenses shall not include any expenses that are of the type contemplated as an Agreed Capital Expenditure it being the intent of the parties that any such expenses incurred by Seller would be reimbursed to the extent included as an Agreed Capital Expenditure.

“Post-Effective Date Receipts” means any and all receipts by Seller (including receipts relating to Net Accounts Receivable and customer deposits received after the Effective Date) relating to the operation of the Acquired Assets from the Effective Date through the Closing Date.  For the avoidance of doubt, to the extent that Seller receives payment relating to a Net

Account Receivable after the Effective Date and prior to the Closing Date or otherwise receives any payment relating to the operation of the Acquired Assets after the Effective Date, the full amount of any such payment shall be included as a Post-Effective Date Receipt and applied as a downward adjustment to the Working Capital Payment to the extent such payment is not otherwise remitted to Buyer, it being the intent of the parties hereto that Buyer shall have the benefit of the operation of the Acquired Assets after the Effective Date.

“Prepaid Expenses” means all prepaid expenses existing as of the Effective Date related to expenses to be incurred in connection with the operation of the Business after the Effective Date.

“Quarterly Distribution” means a distribution of “Available Cash” (as defined in the Buyer Partnership Agreement) to holders of Buyer Common Units with respect to a Buyer Fiscal Quarter as declared by the board of directors of the General Partner and made pursuant to the Buyer Partnership Agreement.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended, and any state analogs thereto, also as amended.

“Registration Rights Agreement Amendment” means Amendment No. 2 and Joinder to First Amended and Restated Registration Rights Agreement between the Pacer Propane Group and the General Partner, substantially in the form of Exhibit D.

“Related Persons” means any equityholder, officer or director of Seller, any officer or director of any such equityholder, or any spouse, child, relative, grantor, trustee or beneficiary of any of such Persons or any other affiliate of any such Persons.

“Release” means any release, spill, pumping, pouring, emptying, escaping, dumping, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or real or tangible property.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller’s Knowledge” means the actual knowledge, after reasonable investigation and due inquiry, of any of the individuals listed on Schedule 1(b).

“Short-Term Agreement” means any contract, agreement or commitment entered into in the ordinary course of business that either (a) has a stated term that is no longer than twelve months, or (b) may be terminated without cause or penalty by any party thereto upon giving 45 days (or less) written notice to the other party.

“State Regulatory Authority” means any state agency or authority having jurisdiction over the facilities or operations of any Seller.

“Tank Proration Amount” means $0, as mutually agreed by Seller and Buyer.

“Taxes” means any federal, state, local or foreign, income, profit, franchise (including without limitation those that are based on net worth, capitalization, income, margin or total assets), sales, use, transfer, withholding, social security, real property transfer, recording, value added, real or personal property or other taxes, assessments, fees, levies, duties (including without limitation customs duties and similar charges), deductions or other charges of any nature whatsoever (including without limitation interest, penalties or any addition thereto) imposed by any law, rule or regulation and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Returns” means returns and reports (including without limitation information and withholding returns and reports) of or relating to any Taxes.

“Working Capital Payment” means (a) the sum of (i) Net Accounts Receivable, (ii) Inventory, (iii) Prepaid Expenses, (iv) cash or cash deposits, but only to the extent such cash or cash deposits constitute Acquired Assets, (v) Agreed Capital Expenditures and (vi) Post-Effective Date Expenses minus (b) the sum of (i) the Assumed Customer Deposits, (ii) the Tank Proration Amount and (iii) the Post-Effective Date Receipts; provided that, to the extent mutually agreed by Seller and Buyer, other items may be included in the calculation of the Working Capital Payment, it being the intent of the parties that to the extent that an item is included which would increase the Working Capital Payment such item would be deemed a Purchased Asset and to the extent that such item would decrease the Working Capital Payment such item would be deemed an Assumed Liability to the extent and amount of its inclusion.

Section 1.2                                      Terms Defined Elsewhere in the Agreement.  For purposes of this Agreement, the following terms shall have the meanings assigned to them in the sections indicated:

Term	Section

Acceptance Notice	Section 2.7(a)
Acquired Assets	Section 2.3
Acquired Assets Consideration	Section 2.1(b)(ii)
Action	Section 3.19
Agreement	Preamble
Assumed Contracts	Section 2.3(e)
Assumed Leases	Section 2.3(d)
Assumed Liabilities	Section 2.5(b)
Auditors	Section 2.7(a)
Average Price	Section 2.1(b)(i)
Business	Recitals
Buyer	Preamble
Buyer Financial Statements	Section 4.7
Buyer Indemnified Loss	Section 7.2
Buyer Indemnified Parties	Section 7.2
Buyer SEC Documents	Section 4.7
Ceiling Amount	Section 7.5(a)
Claim Notice	Section 7.4(b)

Closing	Section 2.6
Closing Date	Section 2.6
Contributed Assets	Section 2.1(a)(i)
Contributed Assets Consideration	Section 2.1(b)(i)
Controlled Group	Section 3.20(b)
Damages	Section 7.2
Dispute Notice	Section 2.7(a)
Effective Date	Section 2.6
Election Period	Section 7.4(b)
Eligible Employees	Section 3.20(e)
ESA Properties	Section 5.13(a)
ESA Retained Property	Section 5.13(b)
Excess Units	Section 2.1(b)(i)
Excluded Assets	Section 2.4
Excluded IP Assets	Section 2.4(d)
Financial Statements	Section 3.3(b)
Indemnity Notice	Section 7.4(e)
Indemnified Party	Section 7.4(b)
Indemnifying Party	Section 7.4(b)
Intellectual Property	Section 2.3(i)
Interim Financial Statements	Section 3.3(b)
Law	Section 3.2
Leased Real Property	Section 3.14(b)
Leases	Section 3.14(c)
Lien	Section 3.2
Material Agreements	Section 3.12(a)
Owned Real Property	Section 3.14(a)
Personal Property Leases	Section 3.14(c)
Plan	Section 3.20(a)(i)
Purchased Assets	Section 2.1(a)(ii)
Purchased Assets Consideration	Section 2.1(b)(ii)
Purchased Fixed Assets	Section 2.3(c)
Purchased Inventory	Section 2.3(b)
Records	Section 2.3(f)
Real Property	Section 3.14(b)
Real Property Leases	Section 3.14(b)
Retained Employees	Section 2.3(f)
Retained Liabilities	Section 2.5(a)
Seller	Preamble
Seller Disclosure Letter	Article 3
Seller Indemnified Loss	Section 7.3
Seller Indemnified Parties	Section 7.3
Settlement Statement	Section 2.7(a)
Third Party Claim	Section 7.4(b)
Threshold Amount	Section 7.5(a)
Transaction Agreements	Section 3.2

Unassigned Contract	Section 2.9
WARN Laws	Section 3.20(h)
Year-End Financial Statements	Section 3.3(a)

ARTICLE 2

PURCHASE AND SALE

Section 2.1                                      Purchase and Sale.

(a)                                  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall:

(i)                                     contribute, assign, convey and transfer to Buyer or its designee all right, title and interest of Seller in and to the assets set forth on Schedule 2.1(a)(i) and those assets deemed to be set forth on Schedule 2.1(a)(i) pursuant to Section 2.3 (the “Contributed Assets”), free and clear of all Liens other than Permitted Liens; and

(ii)                                  sell, assign, convey, and transfer to Buyer or its designee, all right, title and interest of Seller in and to the assets set forth on Schedule 2.1(a)(ii) and those assets deemed to be set forth on Schedule 2.1(a)(ii) pursuant to Section 2.3 (the “Purchased Assets”), free and clear of all Liens other than Permitted Liens.

(b)                                 Upon the terms and subject to the conditions of this Agreement:

(i)                                     at the Closing, in consideration of the contribution, assignment, conveyance and transfer by Seller of the Contributed Assets, Buyer shall issue and deliver an aggregate amount of Buyer Common Units (the “Contributed Assets Consideration”) to Seller which is equal to $4,516,130 divided by the lesser of (x) $20.50 and (y) the average of the high and low price each day for the Buyer Common Units on the New York Stock Exchange for the ten-business day period beginning on the 15th business day prior to the Closing Date (the “Average Price”); provided that, to the extent that the number of Buyer Common Units comprising the Contributed Assets Consideration exceeds 220,299 Buyer Common Units (the amount of such excess, the “Excess Units”) Buyer may, at its option, substitute a cash payment to Seller for all or any portion of the Excess Units in an amount equal to the Average Price multiplied by the number of Excess Units for which Buyer has exercised its election to substitute such cash payment.

(ii)                                  at the Closing, in consideration of the sale, assignment, conveyance and transfer by Seller of the Purchased Assets (other than the Purchased Assets which are included in the determination of the Working Capital Amount), Buyer shall pay an aggregate of $3,951,866 in cash (the “Purchased Assets Consideration” and, together with the Contributed Assets Consideration, the “Acquired Assets Consideration”) to Seller;

(iii)                               after the Closing, pursuant to and as contemplated by Section 2.6 and in accordance with the timetables and procedures set forth in Section 2.6, if the

Working Capital Payment is positive, then Buyer shall pay to Seller the amount of any such positive Working Capital Payment and if the Working Capital Payment is negative, then Seller shall pay to Buyer the amount of any such negative Working Capital Payment.

Section 2.2                                      Allocation of Acquired Assets Consideration.  The Acquired Assets Consideration shall be allocated among the Acquired Assets in the manner set forth on Schedule 2.2.  The allocations set forth on Schedule 2.2 shall be used by Seller and Buyer as the basis for reporting asset values and other items.  Unless otherwise agreed by Buyer and Seller, neither Buyer nor Seller shall, in connection with any tax return, any refund claim, any litigation or investigation or otherwise, take any position with respect to the allocation of the Acquired Assets Consideration which is inconsistent with the manner of allocation set forth on Schedule 2.2.  Seller and Buyer shall each promptly notify the others in writing upon receipt of notice of any pending or threatened tax audit or assessment challenging the allocations described in this Section 2.2.

Section 2.3                                      Acquired Assets.  For purposes of this Agreement, the term “Acquired Assets” shall include the Contributed Assets set forth on Schedule 2.1(a)(i) and the Purchased Assets set forth on Schedule 2.1(a)(ii) and, subject to the provisions of Section 5.12(b), shall also include all right, title and interest of Seller in and to the following assets, properties and rights that are used in or related to the Business, other than the Excluded Assets, whether or not such assets are specifically listed on Schedule 2.1(a)(i) or Schedule 2.1(a)(ii) and in which event and to the extent that any of the assets listed below are not so included on Schedule 2.1(a)(i) or Schedule 2.1(a)(ii), such assets shall be deemed for all purposes of this Agreement to be Contributed Assets to the extent such assets are of the same type and character (i.e. non-intangible assets) as those described on Schedule 2.1(a)(i), as if set forth on and incorporated by reference into Schedule 2.1(a)(i) and such assets shall be deemed for all purposes of this Agreement to be Purchased Assets to the extent such assets are of the same type and character (i.e. intangible assets) as those described on Schedule 2.1(a)(ii), as if set forth on and incorporated by reference into Schedule 2.1(a)(ii):

(a)                                  All accounts receivable and customer notes receivable, if any, arising from the operation of the Business or the Acquired Assets.

(b)                                 All propane inventories and other inventories and related products and supplies (including appliances, parts and fittings) at the locations listed on Schedule 2.3(b) or which are otherwise held for use or useful by the Business and whether or not accounted for on the financial statements of Seller and its affiliated companies (the “Purchased Inventory”).

(c)                                  All machinery and equipment, including tanks, pumps, bulk plant storage tanks, customer tanks and other containers, if any; furniture and fixtures; tools; leasehold improvements; trucks and automobiles; in each case including the items set forth on Schedule 2.3(c); and the computing and telecommunications equipment and other items of tangible personal property relating to the Business, including those set forth on Schedule 2.3(c) (the “Purchased Fixed Assets”).

(d)                                 (i) All right, title and interest of Seller under Seller’s existing leases of personal property and real property used in or related to the Business, including the Personal Property Leases and the Real Property Leases (the “Assumed Leases”) to be assigned to Buyer, including any and all security, utility and other deposits owing to Seller relating to the Assumed Leases to the extent such deposits are reimbursed to Seller by Buyer in the calculation of the Working Capital Payment, and (ii) all right, title and interest of Seller with respect to the owned real property used in or related to the Business, including the Owned Real Property, subject to the provisions of Section 5.12(b) and subject to the right of Buyer to refuse the transfer of any real property not listed in Section 3.14(a) of the Seller Disclosure Letter for any reason, including environmental conditions.

(e)                                  All right, title and interest in and to the contracts and agreements, including all amendments and modifications thereto, set forth on Schedule 2.3(e) (collectively, the “Assumed Contracts”).

(f)                                    To the extent permitted by applicable Law, all sales and business records, files, product specifications, drawings and correspondence; engineering, manufacturing, maintenance, operating and production records; personnel records of those employees of Seller retained by Buyer after the Closing (the “Retained Employees”); customer lists; sales and marketing material; credit records and account histories of customers; manufacturing notebooks and log books; marketing or other studies; and all other books and records (other than records relating primarily to Excluded Assets), and in each case which relate to the Business, and copies of any of the same maintained at any facility of Seller (the “Records”).

(g)                                 All right, title and interest of Seller under licenses, permits, registrations, approvals and franchises issued by any federal, state, local or foreign governmental or regulatory entity and used in the Business and in connection with any of the Acquired Assets, to the extent assignable or transferable to Buyer or its designee, including those listed on Schedule 2.3(g).

(h)                                 All right, title and interest of Seller under any agreement relating to the acquisition of any of the Acquired Assets from any third party, including any and all rights of indemnification, hold harmless agreements, covenants not to prosecute and other agreements and any and all other claims, demands, suits, actions, proceedings, causes of action or judgments against third parties relating to the Business or the Acquired Assets.

(i)                                     All intellectual property, including patents, trademarks, trade names, service marks, logos, trade secrets, copyrights, blueprints, drawings, computer software or hardware and similar items that are used, or contemplated for use, in connection with the Business or the Acquired Assets, other than the Excluded IP Assets (the “Intellectual Property”).

(j)                                     To the extent the same are transferable, all right, title and interest under all covenants and warranties relating to the Business or the Acquired Assets, express or implied (including title warranties and manufacturers’, suppliers’ and contractors’ warranties), that have heretofore been made by Seller’s predecessors in title or any third party manufacturers, suppliers and contractors.

(k)                                  All Actions, judgments and rights against third parties (including insurance carriers) that are related to the Acquired Assets or the Assumed Liabilities.

(l)                                     At the option of Buyer, exercisable before or after the Closing, all other equipment, goods, intangibles and real and personal property used in or relating to the Business that is not an Excluded Asset.

Section 2.4                                      Excluded Assets.  Notwithstanding Section 2.3, the Acquired Assets shall not include, and Buyer is not acquiring and will not acquire any interest in or purchase, any of the following (collectively, the “Excluded Assets”):

(a)                                  Any equity interest in Seller.

(b)                                 The real property not identified as an Acquired Asset or otherwise contemplated by this Agreement and which is listed on Schedule 2.4(b).

(c)                                  All insurance policies maintained by Seller and all unearned premiums with respect to the Acquired Assets.

(d)                                 Any right, title or interest in the intellectual property, including the patents, trademarks, trade names, service marks, logos, trade secrets, copyrights, blueprints, drawings, computer hardware, software and similar items, listed on Schedule 2.4(d) (the “Excluded IP Assets”).

(e)                                  The other assets described on Schedule 2.4(e).

(f)                                    All Actions, judgments and rights against third parties (including insurance carriers) that are related to the Excluded Assets or the Retained Liabilities.

Section 2.5                                      Non-Assumption of Liabilities; Completion of Certain Contracts.

(a)                                  Subject to Section 2.5(b), Buyer is not assuming and will not assume any liabilities or obligations whatsoever of Seller whether known or unknown and whether or not relating to the Business or the Acquired Assets (“Retained Liabilities”).  Specifically and without limiting the generality of the foregoing, Buyer is not assuming and will not assume any liabilities or obligations of Seller for Taxes with respect to the Acquired Assets or the conduct of the Business for any period ending at or prior to the Closing or for any Taxes imposed in connection with the transactions contemplated by this Agreement, except as otherwise specifically provided in this Agreement with respect to Buyer’s responsibility for applicable sales or use taxes, or for any employment or employment related claims or liabilities or product or product liability related claims or liabilities, except to the extent and up to the amount by which such items are actually taken into account, included and specifically identified as a downward adjustment in the final calculation of the Working Capital Payment.

(b)                                 Upon the terms and subject to the conditions contained in this Agreement, Buyer agrees to assume the following liabilities and obligations of the Business (the “Assumed Liabilities”):

(i)                                     the Assumed Contracts and the Assumed Leases at and after the Closing and to pay, perform and discharge when due, or to cause an affiliate of Buyer to pay, perform and discharge when due, to the extent they accrue (x) at and after the Effective Date and are not otherwise included as an upward adjustment in the calculation of the Working Capital Payment or (y) are otherwise included as a reduction in the calculation of the Working Capital Payment, the obligations of Seller under the Assumed Contracts and the Assumed Leases, and none other; and

(ii)                                  all other obligations of Buyer with respect to the Business or the Purchased Assets under any covenant or agreement of Buyer expressly provided for in this Agreement and all other payment obligations of the Business to the extent and in the amount that such payment obligations are included as a reduction in the calculation of the Working Capital Payment.

For the avoidance of doubt, the inclusion of an obligation as an Assumed Liability as a result of its inclusion as a downward adjustment in the calculation of the Working Capital Payment means that such Assumed Liability is actually taken into account, included and specifically identified in the final calculation of the Working Capital Payment and in such event the amount of the Assumed Liability shall not exceed the amount actually used in such final calculation to determine the Working Capital Payment.

Section 2.6                                      Time and Place of Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP located at 1111 Louisiana Street, 44th Floor, Houston, Texas 77002, commencing at 9:00 a.m. (local time), on the later of (a) January 3, 2012 and (b) the third business day following the satisfaction or waiver of all the conditions to Closing set forth in Section 6.3 and Section 6.4 (other than conditions that will be satisfied by actions at the Closing), or at such other location or date as the parties may mutually determine (the “Closing Date”).  The Closing shall be deemed to be effective as of 12:01 a.m., Central time, on January 1, 2012 (the “Effective Date”).

Section 2.7                                      Working Capital Payment Determination.  (a) As soon as reasonably practicable, but in any event no later than 10 calendar days following the Closing Date, Seller, with the assistance of Buyer, shall cause to be prepared and delivered to Buyer a statement (the “Settlement Statement”) setting forth in reasonable detail the Working Capital Payment.  Upon receipt of the Settlement Statement, Buyer and Buyer’s independent accountants shall be permitted to examine the schedules and other information used or generated in connection with the preparation of the Settlement Statement.  Within 10 calendar days of receipt of the Settlement Statement, Buyer shall either (i) deliver to Seller a written report describing in reasonable detail its objections, if any, to the specific items disputed in the Settlement Statement (a “Dispute Notice”) or (ii) if Buyer has no such objections, agree in writing with the Settlement Statement (an “Acceptance Notice”).  If Buyer and Seller are unable to resolve any matters identified in the Dispute Notice within 10 calendar days after the delivery of the Dispute Notice, then, at the request of Buyer or Seller, the specific matters in dispute shall be submitted to a nationally recognized independent accounting firm, other than Grant Thornton LLP, mutually agreeable to Buyer and Seller (the “Auditors”), which firm shall render its opinion as to such matters.  Based on such opinion, the Auditors shall deliver to Buyer and Seller its determination of the specified matters in dispute, which determination shall be final and binding on the parties.  The fees and expenses of the Auditors shall be borne one-half by Buyer and one-half by Seller.

(b)                                 The Working Capital Payment shall be paid by the owing party within five calendar days of (i) the delivery of the Acceptance Notice, (ii) the delivery of the Dispute Notice, but only to the extent of that portion of the Working Capital Payment not subject to dispute or (iii) resolution of the disputed items in the Dispute Notice in accordance with such resolution.  The Working Capital Payment shall be paid to the owed party by wire transfer of immediately available funds to an account or accounts specified in writing by such party.

(c)                                  To the extent that Seller receives a remittance from any account debtor which is identified as a payment relating to a trade accounts receivable included in the Net Accounts Receivable, Seller shall endorse such remittance to the order of Buyer and forward it to Buyer immediately upon receipt thereof except to the extent such remittance was included as a Post-Effective Date Receipt in the calculation of the Working Capital Payment.

Section 2.8                                      Other Taxes, Utilities and Assessments; Other Allocations.  In the case of the Acquired Assets, any ad valorem, property or similar Taxes, any charges for utilities or similar costs or assessments, common area maintenance reimbursements to lessors, local business or other license fees or Taxes and other similar periodic charges and all payments under the Assumed Leases shall be prorated on a per diem basis through the Effective Date (based on estimates or the most recent amounts paid), with Seller being responsible for all of such prorated charges attributable to the period up to the Effective Date and Buyer being responsible for all of such prorated charges attributable to the period on and after the Effective Date, it being understood and agreed that to the extent an item is included as an upward adjustment to the Working Capital Payment that Buyer shall be deemed to have satisfied its obligations in such regard with respect to paying such amount as was included as an upward adjustment (and similarly the Seller shall be deemed to be responsible for any such payment) and to the extent an item is included as a downward adjustment to the Working Capital Payment that Seller shall be deemed to have satisfied its obligations in such regard with respect to paying such amount as was included as a downward adjustment (and similarly the Buyer shall be deemed to be responsible for any such payment);  provided that, Buyer shall be responsible for the payment of any such items relating to the period up to the Effective Date to the extent and up to the amount by which such items are actually taken into account, included and specifically identified as a downward adjustment in the final calculation of the Working Capital Payment.  Promptly upon receipt, Buyer or Seller, as appropriate, shall provide the other with copies of all bills for such items for which the other party is wholly or partially responsible pursuant to this Section 2.8.  The resulting amount payable by Buyer or Seller shall be paid promptly upon demand by the party to whom such payment is owed.

Section 2.9                                      Condition to Transfer of Contracts.  Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that at the Closing, Seller is not assigning to Buyer any Assumed Contract, Assumed Lease or other right which by its terms requires the consent of any other party unless such consent has been obtained prior to the Closing (each an “Unassigned Contract”).  With respect to each such Unassigned Contract or right, after the Closing, Seller shall continue as the prime contracting party and Seller shall use its commercially reasonable best efforts to obtain the consent of all required parties to the assignment of such Unassigned Contract or right; provided, however, that Buyer shall be entitled to the net benefits of such Unassigned Contract or right accruing after the Closing to the extent that Seller may provide Buyer with such benefits without violating the terms of such Unassigned Contract or right or, if the provision of such benefits to Buyer shall violate the terms of such Unassigned Contract or right, Seller shall otherwise compensate Buyer for the reasonable value, if any, of such benefits.  Buyer shall reimburse Seller for Seller’s expenses incurred in performing any Unassigned Contract to the extent such expenses are incurred after the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure letter delivered to Buyer concurrently with the execution hereof (the “Seller Disclosure Letter”), Seller represents and warrants to Buyer as follows:

Section 3.1                                      Organization and Good Standing.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Mississippi.  Seller is qualified to transact business and is in good standing as a foreign entity in the jurisdictions where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be so qualified would not have a Material Adverse Effect.  Seller has the power and authority to own, lease or operate all properties and assets now owned, leased or operated by it in connection with its business and to carry on its business as now conducted by it.

Section 3.2                                      Consents, Authorizations and Binding Effect.  Seller has full power and authority to execute and deliver this Agreement and each other agreement or instrument to be executed and delivered in connection with the transactions contemplated hereby (collectively, the “Transaction Agreements”) by Seller, to carry out and perform its undertakings and obligations as provided herein and therein and to consummate the transactions contemplated hereby and thereby.  Each of this Agreement and the other Transaction Agreements has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The execution, delivery and performance of this Agreement and the other Transaction Agreements has been duly and validly authorized by all proper and requisite limited liability company action on the part of Seller and will not (a) conflict with or breach any provision of the certificate of formation, limited liability company agreement, or other charter or governing documents of Seller; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, mortgage, guaranty, deed of trust, license, contract, lease, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets are bound; (c) violate any order, writ, injunction, decree, judgment, statute, ordinance, code, rule or regulation (collectively, “Laws” and, individually, a

“Law”) applicable to Seller or any of its properties or assets; (d) except as required by the HSR Act, require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority; or (e) result in the creation or imposition of any title defect, conflicting claim of ownership, right of way, hypothecations, or other legal or equitable encumbrance, limitation, order, decree, judgment, stipulation, settlement, attachment, restriction, right of first refusal, covenant, reservation, lease, lien, pledge, option, charge, claim, security interest, mortgage or any other right of any third party (“Lien”) on any of the Acquired Assets (or upon any revenues, income or profits of the Business therefrom), except in the case of clauses (b), (c) and (d) of this Section 3.2, for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not have a Material Adverse Effect and would not adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.  Except as set forth in Section 3.2 of the Seller Disclosure Letter, there is no Acquired Asset that may not be assigned to Buyer or its designee without the consent of a Person other than Seller.

Section 3.3                                      Financial Statements.

(a)                                  Section 3.3(a) of the Seller Disclosure Letter sets forth true and correct copies of the (i) unaudited consolidated balance sheet of Seller and its affiliated companies as of December 31, 2010 and 2009 and (ii) unaudited consolidated statements of income and cash flows of Seller and its affiliated companies for the fiscal years then ended, reviewed by Seller’s independent certified public accountants, whose report thereon is included therewith (collectively, the “Year-End Financial Statements”).  The Year-End Financial Statements, including the notes thereto, have been prepared from the books and records of Seller and its affiliated companies and present fairly in all material respects the financial position of Seller and its affiliated companies as of the date thereof and the results of operations and cash flows of Seller and its affiliated companies for the fiscal year then ended.

(b)                                 Section 3.3(b) of the Seller Disclosure Letter sets forth true and correct copies of the (i) unaudited consolidated balance sheet of Seller and its affiliated companies as of June 30, 2011, and the unaudited consolidated statement of income of Seller and its affiliated companies for the period from January 1, 2011 to June 30, 2011 (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”).  The Interim Financial Statements have been prepared from the books and records of Seller and its affiliated companies and present fairly in all material respects the financial position of Seller and its affiliated companies as of the date thereof and the results of operations and cash flows of Seller and its affiliated companies for the period then ended, subject to year-end adjustments consistent with Seller and its affiliated companies’ past practices.

Section 3.4                                      Undisclosed Liabilities.  Seller has no material indebtedness or liability, absolute or contingent, that is of a nature required to be reflected on the consolidated balance sheets of Seller and its affiliated companies included in the Financial Statements or in the notes thereto and that is not shown on or provided for in the Financial Statements, other than liabilities incurred or accrued in the ordinary course consistent with past practice since June 30, 2011.

Section 3.5                                      Absence of Changes.  Since June 30, 2011, the Business has been conducted in the ordinary course consistent with past practices and there has not been any change, event or occurrence in relation to the Business or the Acquired Assets that has had or would reasonably be expected to have a Material Adverse Effect.  Section 3.5 of the Seller Disclosure Letter sets forth any state of facts, events, changes or conditions since June 30, 2011 pursuant to which Seller has:

(a)                                  created, assumed or permitted to be created or imposed any Liens (other than Permitted Liens) upon any of the Acquired Assets;

(b)                                 (i) adopted, established, amended or terminated any Plan, or any other compensation plan or employee policies and procedures or (ii) taken any discretionary action, or omitted to take any contractually required action, if that action or omission either (A) depleted the assets of any Plan or any other compensation plan or (B) increased the liabilities or obligations under any such Plan;

(c)                                  sold, assigned, leased or otherwise transferred or disposed of any of the Acquired Assets other than the consumption of supplies in the ordinary course of the Business and the sale of inventory in the ordinary course of the Business at levels not exceeding past practice;

(d)                                 entered into, amended or (except through performance) terminated, or committed any material breach of, any Assumed Contract or Assumed Lease;

(e)                                  increased or committed or promised to increase the cash compensation or fringe benefits payable or to become payable to any officer, partner, employee or agent, consultant or independent contractor of Seller with respect to the Business or made any discretionary bonus or management fee payment to any such Person, except bonuses or salary increases to employees at the times and in the amounts consistent with past practice;

(f)                                    implemented or adopted (i) any change in its accounting methods or principles or the application thereof or (ii) any material change in its tax methods or principles or the application thereof;

(g)                                 merged, consolidated or effected a share exchange with, or agreed to merge, consolidate or effect a share exchange with, any other entity;

(h)                                 waived any material rights or claims included in the Acquired Assets, other than the negotiation and adjustment of bills in the course of good faith disputes with customers in a manner consistent with past practice;

(i)                                     entered into any other transaction relating to or affecting the Business or the Acquired Assets which was not in the ordinary course of the Business and consistent with past practice, which involved an amount in excess of $500,000 or which was otherwise subject to disclosure hereunder;

(j)                                     made, or committed to make, capital expenditures with respect to the Business or the Acquired Assets in an aggregate amount in excess of $500,000 in any month;

(k)                                  instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Authority with respect to the Business or the Acquired Assets, except for settlement of workers’ compensation and similar claims or other claims for personal injury, in each case not in excess of $50,000;

(l)                                     assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any Person with respect to the Business or the Acquired Assets;

(m)                               agreed, undertaken, or committed to carry out any investigation, assessment, remediation or response action regarding the presence or possible presence of Hazardous Substances with respect to the Business or the Acquired Assets; or

(n)                                 authorized or entered into any binding commitment (whether written or oral) to take any of the types of actions described in (a) through (m).

Section 3.6                                      No Defaults.  No condition or state of facts exists, or, with due notice or lapse of time or both, would exist, which (a) entitles any Person to obtain any Lien (other than a Permitted Lien) upon any of the Acquired Assets (or upon any revenues, income or profits of the Business therefrom) or (b) constitutes a violation or breach of, or a default under, any Assumed Contract or Assumed Lease by Seller.

Section 3.7                                      Tax Matters.

(a)                                  Within the times and in the manner prescribed by law, Seller has filed all Tax Returns which are or were required to be filed, has paid or provided for all Taxes shown thereon to be due and owing by Seller and has paid or provided for all deficiencies or other assessments of Taxes, interest or penalties owed by it; no Governmental Authority has asserted any claim for the assessment of any additional Taxes of any nature with respect to any periods covered by any such Tax Returns; all Taxes which are required to be withheld or collected by Seller have been duly withheld or collected and, to the extent required, have been paid or will have been paid when due to the proper Governmental Authority or properly segregated or deposited as required by Law.

(b)                                 To the best of Seller’s Knowledge, each Tax Return filed by Seller reflects its liability for Taxes for such year or period and accurately sets forth all items (to the extent required to be included or reflected in such returns) relevant to its past liabilities for Taxes, including the tax bases of its properties and assets.  The provisions for Taxes payable reflected in the Financial Statements are fully adequate and correct.

(c)                                  Seller has received no notice of any audit of any Tax Return of Seller being in progress and, to the best of Seller’s Knowledge, no such audit of any Tax Return of Seller is threatened.

(d)                                 No extensions of time with respect to any date on which any Tax Return was or is to be filed by Seller is in force.

(e)                                  Seller has not waived or extended any applicable statute of limitations relating to the assessment of any Taxes.

(f)                                    Except as set forth in Section 3.7(f) of the Seller Disclosure Letter, no issue has been raised with Seller by any Governmental Authority which is currently pending in connection with any Tax Returns.  No material issues have been raised in any examination by any Governmental Authority with respect to Seller which, by application of similar principles, could reasonably be expected to result in a proposed deficiency for any other past or future period not so examined.  There are no unresolved issues or unpaid deficiencies relating to any such examination.

(g)                                 There is no Tax sharing or other Tax-related agreement in effect among or between Seller on the one hand and any other Person on the other hand.

(h)                                 There are no Tax liabilities of Seller or any affiliate of Seller (including any liability pursuant to Treasury Regulation 1.1502-6 or any similar provision of state, local or foreign law) that could result in liability to Buyer or its designee as a transferee or successor or otherwise attach to the Acquired Assets.

Section 3.8                                      Title to and Condition of Assets.

(a)                                  Quality of Title.  Except as set forth in Section 3.8(a)(i) of the Seller Disclosure Letter, Seller holds good, valid and indefeasible or marketable, as applicable, fee simple or leasehold, as applicable, title to the Acquired Assets including, but not limited to, the leasehold estates created under the Assumed Leases and all real and personal property owned or leased thereunder, in each case free and clear of all Liens other than Permitted Liens.  Except as set forth in Section 3.8(a)(ii) of the Seller Disclosure Letter, all items comprising the tangible portion of the Acquired Assets are physically present at or on the Real Property or at or upon the premises of Seller’s customers.

(b)                                 Condition.  To the best of Seller’s Knowledge, the Real Property and all equipment included in the Acquired Assets are (i) adequate for the uses to which it is being put and adequate and sufficient for the conduct of the Business and (ii) with respect to any such property or equipment with a net book value in excess of $5,000, in adequate and sufficient operating condition for the conduct of the Business and not in need of maintenance or repair except for ordinary, routine maintenance and repairs; and the operation of all such property and equipment as conducted during the 12-month period prior to the date of this Agreement, and as presently conducted, is not in any material respect in violation of any applicable building code, zoning ordinance or other Law.  There are no material condemnation or rezoning proceedings pending or, to the best of Seller’s Knowledge, threatened against or relating to the Real Property, no material limited term zoning variances relating thereto and, no tenants or occupants of any thereof having any rights of occupancy, right of first refusal, purchase option or similar right or option as against Seller or such property.  Seller has not experienced during the three years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required by Seller or necessary for such property.  Seller has not received any written or oral notice of any actual or threatened reduction or curtailment of any utility services supplied to the Real Property.  The Real Property has access to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water and other utilities used in the operation thereof.  No brokerage or leasing commissions or other compensation is or will be due or payable to any party with respect to or on account of any of the Real Property Leases or any extensions or renewals thereof or any other actions thereunder.  There are no unpaid charges, debts, liabilities, claims, or obligations arising from the ownership, leasing, possession or operation of the Real Property, which could give rise to any mechanics’ or materialmans’ or other statutory liens.  To the best of Seller’s Knowledge the improvements located upon the Real Property were built in a good and workmanlike manner, there are no known material defects in such improvements and there are no known defects in the geology, hydrology or soil condition of the Real Property.  Seller has not received any notices from any insurance company or Governmental Authority of any defects or inadequacies in the Real Property, or any part thereof, which would materially and adversely affect the insurability of such property or cause an increase in the premiums for the insurance therefor.

(c)                                  Inventories.  To the best of Seller’s Knowledge, the Purchased Inventory consists of items that are of a quality, quantity and condition saleable or usable in the ordinary course of the Business, are not defective and have value or are valued and carried on the books and records of Seller in accordance with Seller’s past practices.

(d)                                 Assets Complete.  Other than the Excluded Assets, the Acquired Assets constitute all of the material assets, rights and properties that are used or necessary for the conduct of the Business as conducted during the 12 months prior to the date of this Agreement and as now conducted by Seller.  All propane inventory of Seller is (i) of a quality sufficient to meet industry specifications and (ii) of a quantity usable by Seller and saleable at normal selling prices in the normal course of the Business.

(e)                                  Tax Liens.  There are no Liens for Taxes (other than Permitted Liens) on any of Seller’s assets.

Section 3.9                                      Certain Environmental Matters.  Except as set forth in Section 3.9 of the Seller Disclosure Letter:

(a)                                  To the best of Seller’s Knowledge, Seller has complied, and remains in compliance, with the provisions of all Environmental Laws applicable to the Business and the Acquired Assets and with all Governmental Requirements that are required pursuant to Environmental Laws for the occupation and operation of the Business and the Acquired Assets.  To the best of Seller’s Knowledge, no asbestos-containing materials in any form or condition or materials or equipment containing polychlorinated biphenyls exist within or on any real property or improvements thereon included (or a lease of which is included) in the Acquired Assets.

(b)                                 Seller has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws or any liabilities, including any investigatory, remedial or corrective liabilities, relating to Seller or the Business or Acquired Assets arising under Environmental Laws.

(c)                                  No Release at, from, in or on any site included in the Acquired Assets has occurred which would require reporting to Government Authorities or has caused or could reasonably be expected to cause claims for death, personal injury or property damage, or reasonably could be expected to require remediation to avoid deed record notices, restrictions, liabilities or other consequences that would not be applicable if that Release had not occurred.

(d)                                 Neither Seller nor any agent or contractor of Seller has handled, treated, recycled, stored, transported or arranged for or permitted the transportation of, disposed of, or arranged for or permitted the disposal of, or Released any substance, including any Hazardous Substances (and no Acquired Asset is contaminated with any such Hazardous Substance), or owned or operated the Business or the Acquired Assets in a manner that could reasonably be expected to lead to any claim against Seller or the Acquired Assets, as a potentially responsible party or otherwise, for any clean-up costs, remedial work, damage to natural resources, personal injury or property damage, including any claim under CERCLA, RCRA or any other Environmental Laws.

(e)                                  No above ground or underground storage tanks that do not comply with applicable Laws, landfills, surface impoundments or disposal areas exist on or under any of the Acquired Assets.

(f)                                    Seller has provided Buyer with copies of all environmental notices, violations, demands, orders, directives, investigations, studies, audits, assessments, reviews and other analyses conducted by or on behalf of the Seller, or which otherwise are in the possession, custody or control of Seller respecting any facility, site or other property presently owned or operated by Seller and included (or a lease of which is included) in the Acquired Assets.

(g)                                 The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any person, pursuant to any Environmental Laws, including any so-called “transaction-triggered” or “responsible property transfer” requirements.

(h)                                 Seller has not, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(i)                                     No facts, events or conditions relating to the past or present facilities, properties or operations of Seller will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any damages or any other liabilities under Environmental Laws.

Section 3.10                                Transfer of Acquired Assets.  At the Closing, Seller is transferring and shall transfer to Buyer, and the Transaction Agreements are effective to vest in Buyer, good, valid and indefeasible or marketable, fee simple or leasehold, as applicable, title to the Acquired Assets, free and clear of all Liens, other than Permitted Liens.

Section 3.11                                Intellectual Property.  Seller owns or possesses adequate licenses or other valid rights to use all Intellectual Property used or held for use in connection with the Business as currently being conducted, and, to Seller’s Knowledge, there are no assertions or claims challenging the validity of any of such Intellectual Property that is owned by Seller.  To Seller’s Knowledge, the conduct of the Business as currently conducted does not conflict with the Intellectual Property rights of any Person, and Seller has not received any notice or assertion of any such conflict.  To Seller’s Knowledge, no Person is materially infringing any Intellectual Property owned by or licensed by or to Seller.

Section 3.12                                Contracts and Commitments.

(a)                                  Section 3.12(a) of the Seller Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of the following contracts, agreements or commitments (including currently effective amendments and modifications thereto and including an asterisk (“*”) next to each of the Assumed Contracts) to which Seller is a party, by which any of its properties (other than real property listed on Schedule 2.4(b)) are bound or that relate to the conduct of the Business (specifying in each case the parties thereto), whether written or oral (collectively, the “Material Agreements”):

(i)                                     transportation agreements involving in excess of 100,000 gallons of propane per year (other than Short-Term Agreements);

(ii)                                  propane sale and supply agreements involving in excess of 100,000 gallons of propane per year (other than Short-Term Agreements);

(iii)                               contracts or agreements, or a group of related contracts or agreements with the same party, for the purchase, sale or distribution of equipment, supplies, products or services, under which the undelivered balance of such equipment, supplies, products or services has a price in excess of $75,000 (other than propane sale and supply agreements that are not required to be listed pursuant to Section 3.12(a)(ii));

(iv)                              contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit;

(v)                                 real property leases calling for payments by any Seller of amounts greater than $30,000 per year;

(vi)                              partnership or joint venture agreements;

(vii)                           contracts limiting the ability of any Seller to compete in any line of business or with any Person or in any geographic area;

(viii)                        contracts relating to any outstanding commitment for capital expenditures in excess of $50,000;

(ix)                                (A) collective bargaining agreements and other contracts or agreements with any labor union or organization, and (B) employment agreements between Seller and Related Persons or Eligible Employees;

(x)                                   contracts not entered into in the ordinary course of the Business other than those that are not material to the Business;

(xi)                                contracts for the acquisition or disposition of real property, capital stock or other businesses;

(xii)                             contracts providing for indemnification of any member, officer or director of Seller;

(xiii)                          agency, distributor, dealer, sales, marketing or similar agreements or arrangements with any Person that generates or refers business to a Seller (other than propane sale and supply agreements that are not required to be listed pursuant to Section 3.12(a)(ii)); and

(xiv)                         contracts, agreements or commitments (whether written or oral) not otherwise disclosed in (i) — (xiii) above that are currently in effect and to which any Seller or its properties are bound that are material to the Business (excluding Short-Term Agreements that are not required to be disclosed pursuant to Section 3.12(a)(i) or Section 3.12(a)(ii)).

Seller has previously provided Buyer with a true and complete copy of all Material Agreements and any written amendments or modifications thereto and a description of any such amendments or modifications that are oral or through course of dealings.

(b)                                 All the Assumed Contracts are valid, binding and in full force and effect, have not been assigned, amended or supplemented in any material manner or respect, and upon assignment and assumption, with applicable consents if necessary, will be enforceable by Buyer in accordance with their respective terms.  To the best of Seller’s Knowledge, there are no defaults by Seller under any Assumed Contract, and no events have occurred that with the lapse of time or action or inaction by any party thereto would result in any violations thereof or any defaults thereunder.  Except as set forth in Section 3.12(b) of the Seller Disclosure Letter, to the best of Seller’s Knowledge, none of the rights under the Assumed Contracts will be impaired by the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, and all such rights will inure to and be enforceable by Buyer after the Closing without any authorization, consent, approval, permission or license of, or filing with, any other Person.

(c)                                  The Business and the Acquired Assets are managed and operated by the management and employees and contractors of Seller and are not subject to any contract, agreement, or arrangement, written or oral, that (i) purports to transfer any right or obligation to manage or operate the Business and the Acquired Assets to any third Person or (ii) restricts the management or operations of the Business geographically or territorially, other than agreements to which Buyer is a party.  Section 3.12(c) of the Seller Disclosure Letter lists, as of the date of this Agreement, all bid bonds and performance bonds relating to the Business.

Section 3.13                                Derivatives.  Section 3.13 of the Seller Disclosure Letter sets forth a complete and correct list of all Derivative Transactions (including each outstanding commodity hedging position) entered into by Seller or for the account of any of its customers as of the date of this Agreement.  All Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Seller, and were, and for any Derivative Transactions entered into after the date hereof will be, entered into with counterparties believed at the applicable time of execution of the applicable Derivative Transaction to be (i) financially responsible and (ii) able to understand (either alone or in consultation with their advisers) and bear the risks of such Derivative Transactions.  Seller has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Seller’s Knowledge, there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

Section 3.14                                Property and Leases.

(a)                                  Section 3.14(a) of the Seller Disclosure Letter sets forth a list of all real property that Seller owns and which is used in or related to the Business (the “Owned Real Property”).

(b)                                 Section 3.14(b) of the Seller Disclosure Letter sets forth a list of (i) all real property leased or subleased to Seller and used in or related to the Business (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”), (ii) all leases, subleases, licenses, concessions or other agreements, whether written or oral (including currently effective amendments and modifications thereto), pursuant to which Seller holds any leased property (collectively, the “Real Property Leases”) and (iii) a description of all buildings and other improvements located on the Leased Real Property.  Section 3.14(b) of the Seller Disclosure Letter indicates with an asterisk (“*”) each Real Property Lease in which any Related Person owns or has any interest, directly or indirectly, in any of the real property subject to such Real Property Lease.

(c)                                  Section 3.14(c) of the Seller Disclosure Letter sets forth a list of all leases of personal property with minimum annual lease payments of $75,000 used in or related to the Business (the “Personal Property Leases” and, together with the Real Property Leases, the “Leases”).  Section 3.14(c) of the Seller Disclosure Letter indicates with an asterisk (“*”) each Personal Property Lease in which any Related Person owns or has any interest, directly or indirectly, in any of the personal property subject to such Personal Property Lease.

(d)                                 Each of the Leases is valid, binding and in full force and effect and has not been assigned, modified, supplemented or amended, and there does not exist any default by Seller, or to the best of Seller’s Knowledge, any third party to such Lease, or event that with notice or lapse of time, or both, would constitute a default thereunder.  Seller has not sublet any portion of the property subject to the Leases to any Person.  Upon assignment and assumption, with applicable consents if necessary, the Assumed Leases will be enforceable by Buyer in accordance with their respective terms.

Section 3.15                                Insurance.  Section 3.15 of the Seller Disclosure Letter sets forth a list of all insurance policies carried by Seller which relate to the Business or the Acquired Assets, all of which currently are in full force and effect.  Seller has previously provided Buyer with a list of all insurance loss runs and worker’s compensation claims relating to the Business or the Acquired Assets and received for the most recently ended three policy years.

Section 3.16                                Licenses and Permits.  The licenses and permits listed in Section 3.16 of the Seller Disclosure Letter constitute all material licenses and permits necessary under Law or otherwise for Seller to conduct the Business as now being conducted and to own, operate, maintain and use the Acquired Assets in the manner in which they are now, and during the preceding 12 months have been, operated, maintained and used.  Each of such licenses and permits and the rights of Seller with respect thereto are valid and subsisting, in full force and effect and enforceable by Seller.  Seller is in compliance in all material respects with the terms of such licenses and permits.  To the best of Seller’s Knowledge, none of such licenses or permits has been or is threatened to be revoked, canceled, suspended or modified.  Except as set forth in Section 3.16 of the Seller Disclosure Letter, none of such licenses or permits require consent or approval from, or notification of, any other Person in connection with the transfer thereof to Buyer or its designee at the Closing.

Section 3.17                                Compliance with Law.  To the best of Seller’s Knowledge, Seller has complied with, and is now in compliance with, all Laws applicable to the Business or the Acquired Assets, including those relating to the sale and distribution of propane (including the requirements of Pamphlet 58) and has not been charged with, or to the best of Seller’s Knowledge, threatened with any alleged violation of any Law applicable to the Business or the Acquired Assets.  To the best of Seller’s Knowledge, no condition or state of facts exists that would provide a valid basis for any such charge or allegation.

Section 3.18                                Energy Regulatory Matters.

(a)                                  Except for general industry proceedings, including audits or reviews of individual companies arising from general industry proceedings, there are no pending or, to Seller’s Knowledge, threatened FERC administrative or regulatory proceedings to which Seller is a party.

(b)                                 No approval by any State Regulatory Authority is required in connection with the execution and delivery of this Agreement and the other Transaction Agreements by Seller or the consummation of the transactions contemplated hereby and thereby.

Section 3.19                                Litigation.  Except as set forth in Section 3.19 of the Seller Disclosure Letter, there is no suit, claim, action, arbitration or proceeding (an “Action”) pending or, to the best of Seller’s Knowledge, threatened by or against Seller by or before any Governmental Authority which relates to the Business or the Acquired Assets.  Seller is not subject to any outstanding order, writ, injunction or decree that would adversely affect the ability of Seller to consummate the transactions contemplated hereby.  There is no pending or, to the best of Seller’s Knowledge, threatened investigation of or affecting any Seller or any of its properties, assets or operations or the Business, by any Governmental Authority.

Section 3.20                                Employee Matters.

(a)                                  Employee Benefit Plans.  Section 3.20(a) of the Seller Disclosure Letter provides a description of each of the following which is currently sponsored, maintained or contributed to, or has been so sponsored, maintained or contributed to, by Seller or any corporation, trade, business or entity under common control with Seller within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA, since its inception prior to the date of this Agreement:

(i)                                     Each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, plans, programs or arrangements similar to employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) (“Plan”); and

(ii)                                  Each stock option plan (or similar equity-based compensation plan, program or arrangement), cafeteria plan or flexible spending arrangement established pursuant to Code Section 125, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, unemployment or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement of any employee of the Business, consulting agreement, and employment agreement.

(b)                                 Section 3.20(b) of the Seller Disclosure Letter lists each current or former employee of Seller and each other “qualified beneficiary”(as defined in Section 607 of ERISA) who is currently on COBRA continuation coverage, or eligible to elect such coverage, and who was, or whose “qualifying event” (as defined in Section 603 of ERISA) occurred in connection with, a covered employee whose last employment prior to the qualifying event was associated with the Acquired Assets, and with respect to each such individual, the qualifying event or events giving rise to COBRA continuation coverage eligibility and a true complete and accurate description of the related premium payments.  Seller shall update Section 3.20(b) of the Seller Disclosure Letter as of the Closing Date.

(c)                                  Neither Seller nor any employer who, together with Seller, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA, has ever sponsored, maintained or contributed to or had an obligation to contribute to a “multiemployer plan” (as defined in ERISA section 4001(a)(3)), or any Plan subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code.

(d)                                 There exists no collective bargaining agreement or other labor union contract applicable to any employee of the Business.  No such agreement or contract has been requested by any employee or group of employees of the Business, and there has not been any discussion with respect thereto by management of Seller with any employees of the Business.  There has not been any strike, work stoppage, organizational campaign, recognition, demand or documented labor dispute relating to the employees of the Business.

(e)                                  Section 3.20(e) of the Seller Disclosure Letter sets forth a true and complete list of each current employee engaged in the Business (the “Eligible Employees”) and sets forth the title, hourly rates or monthly salaries, as applicable, total accrued vacation, other benefits and years of service with Seller and any predecessors that are currently credited for the purpose of determining benefits for each Eligible Employee.

(f)                                    No Seller and no affiliate of any Seller is subject to any legal, contractual, equitable, or other obligation or commitment (whether legally binding or not) to (i) enter into or modify an employment agreement or (ii) establish, contribute to or modify an employee benefit plan (except to the extent required by applicable Law or the terms of a existing employee benefit plan disclosed pursuant to Section 3.20(a)), in each case with respect to which Seller would have any liability or obligation.

(g)                                 The employment of each employee of Seller may be terminated at any time by Seller and, to the best of Seller’s Knowledge, no key employee of Seller and no group of employees of Seller has plans to terminate his, her or its employment at, prior or subsequent to the Closing, whether or not as a result of the transactions contemplated by this Agreement.

(h)                                 To the best of Seller’s Knowledge, Seller has complied with all labor agreements and all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate authorities and has withheld and paid to the appropriate authorities, or is holding for payment of yet due to such authorities, all amounts required to be withheld from such employees of the Business and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.  Seller expressly assumes all obligations regarding any claims that any present or former employee, officer or partner has, or will have at the Closing, any claim against Seller for any employment matter, including but not limited to (i) overtime pay for work done through the Closing; (ii) wages or salary for the work done through the Closing; (iii) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours, workplace conditions, or any other matter; or (iv) injuries or other damages which are not fully covered by insurance policies.  Seller has not had a “mass layoff” or “plant closing” within the meaning of the Workers Adjustment and Retraining Notification Act or any comparable state or local Law (collectively, “WARN Laws”) within the last four years for which there is any outstanding liability, and the transactions contemplated by this Agreement (either by themselves or in conjunction with other actions taken by Seller) will not result in a “mass layoff” or “plant closing” within the meaning of any WARN Law.

Section 3.21                                Customers and Suppliers.  Seller has not had any customer that accounted for more than 10% of the sales relating to the Business during any calendar year since January 1, 2010, or any supplier from which Seller purchased more than 50% of its requirements for any category of goods or services relating to the Business during such period.  Section 3.21 of the Seller Disclosure Letter sets forth a correct and current list of all customers of the Business who purchased more than 100,000 gallons of products or services from Seller during the year ended December 31, 2010.  An active customer for these purposes shall be a customer who had a transaction with Seller between January 1, 2010 and June 30, 2011.  Since January 1, 2011, except in the ordinary course of business, there has not been any material adverse change in the relationship or course of dealing between Seller and any of its suppliers and customers, which would, cumulatively, have a Material Adverse Effect.

Section 3.22                                Customer Deposits, Advances and Credits.  Section 3.22 of the Seller Disclosure Letter sets forth a true and complete list of customer deposits, advances and credits as of the date set forth thereon, which list fairly presents in all material respects the customer deposit, advance and credit liability of Seller.

Section 3.23                                Product Commitments.  To the best of Seller’s Knowledge, all products processed, distributed, shipped or sold by Seller in connection with the Business conform with all applicable contractual commitments, except where a failure to conform by Seller (a) would not permit the other party to terminate such contract or (b) have a Material Adverse Effect.

Section 3.24                                Related Party Matters.

(a)                                  Except as set forth in Section 3.24(a) of the Seller Disclosure Letter, no Related Person (i) owns, directly or indirectly, any interest in (excepting not more than a one percent share holding for investment purposes in securities of publicly held and traded companies), or is an officer, director, partner, employee or consultant of, any Person which is a competitor, lessor, lessee, customer or supplier of Seller; (ii) holds a beneficial interest in any Assumed Contract or other agreement of Seller that is an Acquired Asset (other than stock options and other contracts, commitments or agreements between Seller and such persons in their capacities as employees, officers or partners of Seller); (iii) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including, without limitation, any patent, trademark, trade name, service mark, franchise, invention, permit, license, trade secret or confidential information) which is an Acquired Asset or which Seller is using or the use of which is necessary for the Business; or (iv) has any cause of action or other claim whatsoever against Seller with respect to the Business or the Acquired Assets.

(b)                                 All purchases and sales or other transactions, if any, between Seller on the one hand, and any Related Person, on the other hand, within the three years immediately preceding the date of this Agreement with respect to the Business have been made on the basis of prevailing market rates and on terms that, from the perspective of Seller, are no less favorable than those which would have been available from unrelated third parties in an arm’s-length transaction.

Section 3.25                                Investment Intent; Accredited Investor.

(a)                                  Seller is acquiring the Consideration Units for investment for its own account and not with a view to, or for sale in connection with, any distribution of the Consideration Units.  Seller is aware that, when issued at Closing, the Consideration Units (i) will not be registered under the Securities Act or under any state or foreign securities Laws and (ii) will constitute “restricted securities” under federal securities laws and that under such laws and applicable regulations, none of such Consideration Units can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

(b)                                 Seller is (i) a sophisticated investor with sufficient knowledge and experience in financial, business and investment matters so as to be capable of evaluating the merits and risks of its investment in the Consideration Units, (ii) has been provided with or has had the opportunity to obtain information as desired to evaluate the merits and risks of its investment in the Consideration Units, (iii) is able to bear the economic risks of its investment in the Consideration Units, (iv) has sufficient net worth to sustain a loss of its entire investment in Buyer without economic hardship if such loss should occur and (v) is an “accredited investor” (as such term is used in Rule 501 under the Securities Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act).

Section 3.26                                Full Disclosure.  To the best of Seller’s Knowledge, neither the representations and warranties to Buyer in this Agreement nor any written information or statement furnished to Buyer by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements made, in the context in which they are made, not false or misleading.  To the best of Seller’s Knowledge, there is no fact that has not been disclosed to Buyer in writing and which could reasonably be expected to have a Material Adverse Effect.

Section 3.27                                Copies of Documents.  Seller has delivered or caused to be delivered or made available to Buyer true and complete copies of all Assumed Contracts, all Assumed Leases and all Intellectual Property.

Section 3.28                                Brokers’ Fees.  Neither Seller, nor any of its members, has employed any broker, finder or other person or incurred any liability on behalf of Seller or Buyer for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

Section 3.29                                Disclaimer.  Except as and to the extent set forth in this Agreement, Seller makes no representations or warranties whatsoever to Buyer and hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer or any of its representatives by any director, officer, member, employee, agent, consultant, or representative of Seller).  Seller makes no representations or warranties to Buyer regarding the probable success or profitability of the Business or that, unless otherwise set forth in this Agreement and subject to Section 3.8, the Acquired Assets are in any condition other than their existing condition on the Closing Date and Buyer takes them AS IS, WHERE IS.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1                                      Organization and Good Standing of Buyer.  Buyer is a limited partnership validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business and is in good standing as a foreign entity in the jurisdictions where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be so qualified would not have a material adverse effect on Buyer.

Section 4.2                                      Consents, Authorizations and Binding Effect.  Buyer has full power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to carry out and perform its undertakings and obligations as provided herein and therein and to consummate the transactions contemplated hereby and thereby.  Each of this Agreement and the Transaction Agreements to which Buyer is a party has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party has been duly and validly authorized by all proper and requisite partnership actions on the part of Buyer and will not (a) conflict with or breach any provision of the partnership agreement or similar governing documents of Buyer; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, mortgage, guaranty, deed of trust, license, contract, lease, agreement or other instrument or obligation to which Buyer is a party or by which it or any of its properties or assets are bound; (c) violate any Law applicable to Buyer or any of its properties or assets; or (d) except as required by the HSR Act, require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, except in the case of clauses (b), (c) and (d) of this Section 4.2 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 4.3                                      Litigation; Orders.  There is no Action pending or, to the best of Buyer’s knowledge, threatened against or relating to Buyer by or before any Governmental Authority which would adversely affect the ability of Buyer to consummate the transactions contemplated hereby.  Buyer is not subject to any outstanding order, writ, injunction or decree that would adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

Section 4.4                                      Availability of Funds.  Buyer currently has sufficient immediately available funds in cash or pursuant to financing arrangements to which it is a party and sufficient authorized Buyer Common Units to pay and issue the Purchased Assets Consideration and the Contributed Assets Consideration, as applicable, pursuant to this Agreement and to effect the transactions contemplated hereby.

Section 4.5                                      Brokers’ Fees.  Neither Buyer, nor any of the officers or directors of the General Partner, has employed any broker, finder or other person or incurred any liability on behalf of any Seller or Buyer for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

Section 4.6                                      Common Units.  All of the issued and outstanding Buyer Common Units have been and, upon issuance pursuant to this Agreement, the Consideration Units will be, (a) duly authorized, validly issued, and fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time) and (b) issued in compliance with all applicable state and federal securities Laws.

Section 4.7                                      Securities Filings.  Buyer has furnished or made available to Seller (through EDGAR or otherwise) true and complete copies of all reports or registration statements it has filed with the SEC under the Securities Act and the Exchange Act (the “Buyer SEC Documents”).  As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, none of the Buyer SEC Documents filed under the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC.  None of the Buyer SEC Documents filed under the Securities Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time such Buyer SEC Documents became effective under the Securities Act.  Buyer’s financial statements, including the notes thereto, included in the Buyer SEC Documents (the “Buyer Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly Buyer’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).  Since the date of the balance sheet for Buyer’s most recent fiscal year end included in the Buyer Financial Statements, Buyer has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

Section 4.8                                      Offers to Eligible Employees.  Buyer anticipates offering employment to substantially all of the Eligible Employees.

Section 4.9                                      No Material Adverse Change.  No material adverse change in the business or financial condition of Buyer has occurred after the date of the Buyer Financial Statements.

ARTICLE 5

COVENANTS AND ACKNOWLEDGMENTS

Section 5.1                                      Taxes.

(a)                                  Buyer shall pay all applicable sales, use, transfer or similar Taxes arising out of or in connection with the transactions effected pursuant to this Agreement; provided, however, Buyer shall have no obligation to pay any income taxes or business and occupation taxes of Seller whether or not such taxes arise out of or in connection with such transactions.  Seller and Buyer shall cooperate in filing all necessary documentation and returns with respect to such Taxes.

(b)                                 Seller shall pay all Taxes with respect to the Business and the Acquired Assets that are payable with respect to periods ending prior to the Closing on the Closing Date or any other transaction occurring prior to the Closing.  Buyer shall pay all Taxes with respect to the Business and Acquired Assets that are payable or become payable with respect to periods commencing after the transfer thereof at the Closing on the Closing Date.

Section 5.2                                      Access and Records.

(a)                                  Seller will give or cause to be given to Buyer and its authorized representatives reasonable access (including daily access for the purpose of evaluating potential post-closing cost savings, training of employees and observation of procedures and controls related to the Business) to all personnel, sites, properties, agreements, commitments, books and records of Seller and its accountants, and will permit Buyer and its authorized representatives or cause them to be permitted to make such copies and inspections thereof as they may reasonably request.

(b)                                 Within 45 days after the Closing Date, Seller shall deliver or cause to be delivered to Buyer, copies of Tax records that are relevant to post-Closing tax periods and all other files, books, records, information and data relating to the Acquired Assets or the Business (other than Tax records) that are in the possession or control of Seller.

(c)                                  Seller and Buyer agree that, so long as the books and records retained by Seller relating to the Business or the Acquired Assets or the books and records delivered to Buyer pursuant to Section 5.2(b) remain in existence and available, each party shall have the right to inspect and, at its expense, to make copies of the same at any time upon reasonable notice during business hours for any proper purpose.  For a period of seven years following the Closing Date, the parties will not, without first having offered to deliver the same to the other party, destroy or permit the destruction of any of such books and records in its possession.  Each party agrees that it will make available to the other and to any accountants or attorneys or tax agents authorized by such other party, at the expense of the party requesting the same, any such records or information needed in connection with any Tax matters, litigation or similar matters.

Section 5.3                                      Audited Financial Statements.  Seller agrees to provide access to the books and records of Seller to allow an outside auditing firm selected by Buyer to prepare at Buyer’s expense any information Buyer reasonably believes is required to be furnished or provided by Buyer pursuant to applicable securities Laws, including (i) audited financial statements relating to Seller, the Business and/or the Acquired Assets and Assumed Liabilities for the fiscal years ended December 31, 2010, 2009 and 2008, including consolidated balance sheets of Seller as of December 31, 2010 and the consolidated statements of operations, cash flows and owners’ equity for each of the fiscal years then ended and (ii) unaudited consolidated and comparative interim financial statements as of and for the applicable quarterly periods in 2011 and the comparable quarterly periods in 2010 and 2009.  Seller will: (A) to the extent required by applicable securities Laws, allow Buyer to use such audited financial statements in Buyer’s filings with the SEC (and will use its commercially reasonable efforts to obtain any necessary consent if required), (B) allow the outside auditing firm to review the consolidated and comparative interim unaudited financial statements, (C) direct Seller’s certified public accountants to provide Buyer’s auditors access to the such certified public accountants’ work papers and (D) use its commercially reasonable efforts to assist Buyer with such audit and to provide other financial information reasonably requested by Buyer, including the delivery by Seller and its affiliates of any information, letters and similar documentation reasonably requested by such auditors, including reasonable “management representation letters” and attestations, which shall be in form and content reasonably acceptable to Seller’s counsel.  Buyer shall pay and/or reimburse Seller for all reasonable costs incurred by Seller in connection with the preparation of financial information referenced in this Section 5.3 if the Closing occurs.  In exchange for Seller’s cooperation with respect to any audit of Seller’s financial statements as conducted by Buyer or Buyer’s outside auditing firm, no post-Closing claims shall be made by Buyer for any breach of any representation or warranty regarding Seller’s financial statements set forth in Article 3 relating to the conformity of such financial statements with applicable auditing standards or accounting principles generally accepted in the United States of America if such claim or claims arises out of or in connection with or as a direct result of such auditing activities or audit of Seller’s financial statements relating to Seller, the Business, the Acquired Assets or the Assumed Liabilities for the fiscal years set forth above.

Section 5.4                                      Periodic Operating Information.  From the date of this Agreement through the Closing Date, Seller shall deliver monthly management prepared financial operating information in the form presently given to the Seller’s Members, prepared in the ordinary course of business consistent with past practices.

Section 5.5                                      Conduct of Business Pending Closing.  Until the Closing Date and, with respect to any Acquired Assets retained by Seller pending conveyance, until such time as such Acquired Assets are conveyed to Buyer or its designee, Seller will:

(a)                                  carry on the Business in substantially the same manner as it has since July 1, 2011 and will not introduce any material new policy or method of management, operation or accounting;

(b)                                 maintain the Acquired Assets, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

(c)                                  perform all its obligations under agreements relating to or affecting the Business or the Acquired Assets;

(d)                                 keep in full force and effect without interruption all its present insurance policies relating to the Business or the Acquired Assets or other comparable insurance coverage;

(e)                                  use commercially reasonable efforts to (i) maintain and preserve the Business and the Acquired Assets, (ii) subject to hiring and terminating employees in the ordinary course, retain its present employees who are involved in the operation of the Business and (iii) preserve for the benefit of Buyer the goodwill of and relationships with suppliers, customers and others having business relations with the Business; and

(f)                                    comply with applicable Governmental Requirements relating to the Business or any of the Acquired Assets.

Section 5.6                                      Release.  Effective as of the Closing Date, Seller, without the necessity of executing any other document, releases and discharges the Business and the Acquired Assets from any and all claims, contentions, demands, causes of action at law or in equity, debts, Liens, agreements, notes, obligations or liabilities of any nature, character or description whatsoever, whether known or unknown, which Seller may now or hereafter have against the Business or the Acquired Assets by reason of any matter, event, thing or state of facts occurring, arising, done, omitted or suffered to be done at or prior to the Closing.  It is understood by Seller that the facts in respect of which this release is given may hereafter turn out to be different from the facts known or believed to be true.  Seller therefore expressly assumes the risk of the facts turning out to be so different and agree that the foregoing release shall be in all respects effective and not subject to termination or rescission by any such difference in facts.

Section 5.7                                      Dispute Assistance.  Seller agrees that in the event of any dispute with third parties with respect to the Business or the Acquired Assets arising out of or relating to events which occurred at or prior to the Closing, Seller shall cooperate with Buyer, and Buyer shall reimburse Seller for any reasonable expenses incurred by Seller in connection with such cooperation, in the resolution of such dispute, including, without limitation, making appearances in any litigation which may result therefrom; provided, however, that Seller’s agreement so to cooperate shall not be deemed an acceptance by Seller of any liability arising from such dispute, as to which the other provisions of this Agreement shall control.

Section 5.8                                      Access to Eligible Employees.  After the date of this Agreement at the office location of Seller, Buyer shall be entitled (a) to access employee information relating to each Eligible Employee, to the extent permissible under applicable Laws (including any limitations applicable to medical or any other records), and (b) during normal business hours, to consult with the Eligible Employees; such consultation to be scheduled to reasonably accommodate the schedules of both the Eligible Employee and Seller. At any time on or before the Closing Date, Seller may add or delete individuals from the list of Eligible Employees as a result of the hiring or the voluntary or involuntary termination of Eligible Employees or similar circumstances involving Eligible Employees or to maintain the safe and efficient operation of the Acquired Assets.

Section 5.9                                      Certain Employee Matters.

(a)                                  No Assumption of Employee Obligations.  Buyer will not be obligated to assume or pay and Seller hereby agrees to assume or pay any employee benefit (statutory or otherwise) or compensation plan or arrangement or portion thereof, bonus obligations except as otherwise agreed by the parties hereto, severance obligations or any other obligations that may become payable as a result of the consummation of the transactions contemplated by this Agreement applicable to any employees or agents of the Business or as a result of service with Seller until the Closing Date.

(b)                                 COBRA.

(i)                             Buyer acknowledges that the buying group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(b)) shall be responsible for providing continuation coverage under COBRA.  COBRA continuation coverage shall be provided by Buyer to those individuals who are “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the Acquired Assets (collectively, the “M&A Qualified Beneficiaries”) and in accordance with Treasury Regulation Section 54.4980B-9, Q&A-8(c), once the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) ceases to provide any and all group health coverage to any employee.

(ii)                          The participation in Buyer’s group health plan by those individuals who are M&A qualified beneficiaries with respect to the Acquired Assets shall be subject to the terms and conditions of Buyer’s group health plan.  Buyer reserves the right to amend or terminate such group health plan coverage at any time and the obligation to cover any employee or M&A qualified beneficiary pursuant to this Agreement shall expire at such time as Buyer no longer maintains any group health plan coverage for any employee.

(c)                                  Workers Compensation.  Without limitation to Section 5.9(a), Seller will be responsible for any workers’ compensation obligations, if any, relating to any employee of Seller for injuries during the course of employment by Seller to the extent incurred prior to the Closing Date and any required premiums to applicable Governmental Authority insurance funds for workers’ compensation for employees of Seller who do not become Retained Employees.  Buyer will be responsible for any workers’ compensation obligations, if any, relating to injuries to the extent incurred by any Retained Employee on or after the Closing Date and any required premiums to applicable Governmental Authority insurance funds for workers’ compensation for all Retained Employees on and after the Closing Date.

(d)                                 Pre-Closing WARN Obligations.  Seller shall be responsible, at its sole cost and expense, for compliance with any WARN Law obligations arising prior to Closing, including, but not limited to, any and all payments to employees arising thereunder.  Seller shall notify Buyer prior to Seller (i) taking any action that would result in any obligations arising under any WARN Law or (ii) making any filings in compliance with any WARN Law.

Section 5.10                                Government Reviews.  In a timely manner, Seller and Buyer shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Seller and Buyer shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications, and negotiations.

Section 5.11                                Release of Liens.  On or before the Closing Date, Seller shall have extinguished the Liens, except Permitted Liens, on any and all of its assets.

Section 5.12                                Environmental Site Assessments and Retained Property.

(a)                                  Parties agree that Buyer, at its sole cost and expense, may conduct through one or more environmental consultants, environmental site assessments (including, but not limited to, Phase 1 assessments and any environmental testing deemed by Buyer to be appropriate as a result thereof) on any Owned Real Property and, to the extent owned or controlled by Seller or any of its affiliates or otherwise permitted by the Real Property Leases, the Leased Real Property (collectively, the “ESA Properties”).  In connection with the performance of an environmental site assessment, Seller will, and will cause its affiliates to, give Buyer and its representatives reasonable access during normal business hours to (i) the ESA Properties, (ii) personnel and representatives of Seller responsible for the ESA Properties and (iii) Records relating to the ESA Properties.  Buyer shall give reasonable advanced notice prior to the performance of any environmental site assessment.  Seller shall use reasonable efforts to obtain authorizations from third parties to the extent necessary to review relevant Records or to gain access to the ESA Properties.  Buyer and its representatives shall abide by Seller’s and any relevant third party’s safety rules, regulations and operating policies and shall coordinate such environmental site assessments in a manner that minimizes interference with the operation of the Business.

(b)                                 In the event any environmental site assessment identifies a recognized environmental condition on any Owned Real Property, Buyer shall have the right, in its sole discretion, to require that such Owned Real Property (an “ESA Retained Property”) be retained by Seller until such time as the recognized environmental condition is remediated or otherwise resolved in a manner reasonably acceptable to Buyer, at which time the ESA Retained Property shall be conveyed to Buyer or its designee within a commercially reasonable time upon its request.  Until such time as such ESA Retained Property is conveyed to Buyer or its designee, Seller shall grant Buyer or its designee a three-year lease on terms acceptable to Buyer, which terms shall include, without limitation, a base rental payment equal to the total amount of (i) the ad valorem taxes payable with respect to the applicable ESA Retained Property during the term of such lease, and (ii) special assessments, if any, payable with respect to the applicable ESA Retained Property during the term of such lease.  If, at the end of the term of such three-year lease, such ESA Retained Property has not been conveyed to Buyer or its designee, Seller and Buyer shall either enter into a new lease with terms and conditions mutually acceptable to Seller and Buyer or Buyer shall vacate the premises.

Section 5.13                                Title Commitments and Surveys.

(a)                                  Seller shall cooperate with Buyer to obtain and deliver, for the benefit of Buyer and the cost of which is to be borne by Buyer, commitments of title insurance, each in a form and from a title insurance company satisfactory to Buyer, covering the Owned Real Property.  Such commitments shall be delivered within 30 days of this Agreement.  Each commitment shall be accompanied by one copy of all recorded documents relating to or affecting such property.

(b)                                 With respect to each parcel for which a commitment of title insurance is to be delivered pursuant to Section 5.13(a), if requested by Buyer, Seller shall obtain and deliver to Buyer at Buyer’s expense a survey, each in form and from a licensed surveyor satisfactory to Buyer.  Such surveys shall be delivered as soon as reasonably practicable as determined by the availability of the particular surveyor identified by Buyer.

Section 5.14                                Exclusivity.  Seller will not (and will not permit any, member, agent or representative thereof to) (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition (directly or indirectly) of any equity interests or any of the assets of Seller (including any acquisition structured as a merger, consolidation, lease or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Seller will use its commercially reasonable efforts to cause its financial advisors and other representatives not to do any of the foregoing.  Seller will promptly notify Buyer if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry or contact.

Section 5.15                                Securities Restrictions.  Seller agrees not to, and to cause its affiliates not to, directly or indirectly:

(a)                                  transfer any legal or beneficial interest in any Buyer Common Units or other securities issued by Buyer in respect of such Buyer Common Units in violation of the Securities Act or any other applicable securities Law; or

(b)                                 except as otherwise agreed by the General Partner, transfer any legal or beneficial interest in any Consideration Units prior to the occurrence of the “payable date” for the Quarterly Distribution declared in the Buyer Fiscal Quarter in which the Closing Date occurs and made in connection with the Buyer Fiscal Quarter ending prior to the Closing Date.

Section 5.16                                Stop Transfer Instructions and Legends.  Buyer may adopt any procedures and take any steps it deems reasonably necessary to prevent any transfers of Buyer Common Units or other securities issued by Buyer in respect of any Buyer Common Units by Seller and its affiliates in violation of Section 5.15, including issuing stop transfer orders to its transfer agent.  In addition, Seller acknowledges and agrees that each certificate representing any Consideration Unit or other security issued by Buyer in respect of any such Consideration Unit shall bear the following restrictive legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR THE SUBMISSION OF SUCH OTHER EVIDENCE SATISFACTORY TO THE PARTNERSHIP TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT.

When Buyer reasonably believes that Seller may sell the Consideration Units without registration of the Consideration Units pursuant to the Securities Act, Buyer shall authorize the removal of any restrictive legend or stop transfer instructions relating to such Consideration Units.  If Buyer has a reasonable doubt about whether Seller may sell the Consideration Units without registration pursuant to the Securities Act, Buyer shall have the right to require Seller to deliver to Buyer a legal opinion from Seller’s legal counsel in a form reasonably acceptable to Buyer.

Section 5.17                                Forbearance of Quarterly Distributions.

(a)                                  Seller acknowledges and agrees that holders of Consideration Units shall not be entitled to and hereby waives any right to and shall forbear from taking any Quarterly Distributions declared or made with respect to the Buyer’s fiscal quarter ending December 31, 2011 and paid in February 2012 and any other Buyer Fiscal Quarter ending prior to the Closing Date.

(b)                                 The General Partner, in its sole discretion, may amend the Buyer Partnership Agreement at any time to give effect to this Section 5.17.

Section 5.18                                Publicity.  The parties agree to consult with each other prior to the issuance of any press release or public statement relating to or concerning this Agreement or the transactions contemplated by this Agreement.  Such consultation shall include prior notification of a party’s intent to issue a press release accompanied by a copy of the proposed language of such press release or public statement.  If Buyer or Seller is required to issue a press release by Law or the rules and regulations of a national securities exchange, it shall use commercially reasonable efforts to notify the other party prior to such issuance.

Section 5.19                                Compliance with Bulk Sales Laws.  The parties hereby waive compliance by the parties with the bulk sales or bulk transfer laws and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement or the Transaction Agreements.  Seller will, without regard to the Threshold Amount limitations set forth in Article 7, indemnify Buyer Indemnified Parties from, and hold them harmless against, any damages relating from or arising out of the parties’ failure to comply with any of such laws in respect of the transactions contemplated by this Agreement or the Transaction Agreements.

Section 5.20                                Damage or Destruction.  If, prior to Closing, any portion of the Acquired Assets is damaged or destroyed by fire, the elements or any cause, Seller shall promptly notify Buyer of said damage or destruction, in writing.  Seller and Buyer shall mutually agree to one of the following: (a) Seller will fully and properly repair the same or restore such asset(s) to the condition required hereby prior to the Closing Date, (b) Seller will permit Buyer to deduct the cost of repairing such asset(s) from the Purchased Assets Consideration payable at the Closing, (c) Seller will assign to Buyer, Seller’s right, title and interest in and to all insurance proceeds, if any, resulting or to result from said damage or destruction and reimburse Buyer, in cash, for any deductible amounts under its insurance policies, or (d) such other resolution of the matter as is mutually agreeable to Seller and Buyer.

Section 5.21                                Condemnation.  If a public or private entity with the power of condemnation commences proceedings against all or any material part of the Real Property, Seller shall promptly notify Buyer, and Buyer, at Buyer’s sole option, shall have the right to exclude such portion of the Real Property from the Acquired Assets to be conveyed to Buyer hereunder and reduce the Purchased Assets Consideration by an amount equal to the book value of the Real Property so excluded, if Buyer gives written notice of its election to do so.  If Buyer elects to proceed and to consummate the conveyance of such Real Property, the parties shall fully perform their obligations under this Agreement, with no reduction in the Acquired Assets Consideration and Seller shall assign to Buyer at the Closing all of Seller’s right, title and interest in any award arising from or related to the condemnation proceedings.

Section 5.22                                Buyer Designees.  Buyer shall use commercially reasonable efforts to inform Seller of any designee or designees to receive a conveyance or other transfer of Acquired Assets pursuant to this Agreement no later than five business days prior to the date of such conveyance or transfer.

Section 5.23                                Instructions for Acquired Assets Consideration.  No later than five business days prior to Closing, Seller shall deliver to Buyer (i) wire instructions for the payment of the  Purchased Assets Consideration and (ii) the name, address and tax identification number of Seller, and such other information reasonably requested by Buyer in connection with the issuance of the Consideration Units to Seller.

Section 5.24                                Further Assurances.  Seller, on reasonable request by Buyer, at Closing and from time to time thereafter, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will use commercially reasonable efforts to obtain such approvals and consents and take such other actions as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Acquired Assets.  From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Business and the Acquired Assets to Buyer.  Seller agrees that after the Closing Date it will hold and will promptly transfer and deliver to Buyer from time to time as and when received by Seller any cash, checks with appropriate endorsements (using its best efforts not to convert such checks into cash) or other property that Seller may receive on or after the Closing Date that properly belongs to Buyer pursuant hereto and will account to Buyer for all such receipts.

ARTICLE 6

CLOSING

Section 6.1                                      Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)                                  the Assignment and Assumption Agreement, duly executed by Seller, and any bills of sale, consents, assignments and other necessary instruments and documents, including for the Assumed Leases, which are reasonably satisfactory in form and substance to Seller and Buyer, transferring and conveying the Acquired Assets to Buyer or its designee free and clear of all Liens, other than Permitted Liens;

(b)                                 consents to assignment, executed by the Seller’s applicable lessors, respecting the Assumed Leases and, if applicable, executed counterparts of each of the Assumed Leases;

(c)                                  such assignments, in recordable form where appropriate, conveying good and valid title to all Intellectual Property and intangible property included in the Acquired Assets;

(d)                                 certificates, dated within seven business days prior to the Closing Date, duly issued by the appropriate Governmental Authorities in the State of Mississippi showing Seller to be in good standing and that all state franchise and/or income tax returns and taxes due by Seller for all periods ending and due prior to the Closing have been filed and paid;

(e)                                  a Tax Certificate from Seller, substantially in the form of Exhibit E, duly executed by Seller;

(f)                                    a certified copy of the resolutions of the members of Seller properly authorizing and approving this Agreement and the transactions contemplated hereby;

(g)                                 a Member’s Certificate, substantially in the form of Exhibit F, duly executed on behalf of Seller;

(h)                                 the Registration Rights Agreement Amendment, duly executed by each member of the Pacer Propane Group;

(i)                                     the Guaranty, duly executed by Pacer Holding;

(j)                                     the Non-Competition Agreements, duly executed by each of the individuals listed on Schedule 1(a); and

(k)                                  all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement.

Section 6.2                                      Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)                                  the Contributed Assets Consideration;

(b)                                 the Purchased Assets Consideration, in immediately available funds;

(c)                                  a certified copy of resolutions of the board of directors of the General Partner or a committee thereof properly authorizing and approving this Agreement and the transactions contemplated hereby;

(d)                                 a certificate, dated within seven business days prior to the Closing Date, duly issued by the appropriate Governmental Authorities in the State of Delaware showing Buyer to be in good standing;

(e)                                  executed counterparts of each of the Assumed Leases, if applicable;

(f)                                    a copy of the executed and countersigned supplemental listing application approving the listing of the Consideration Units on the New York stock Exchange;

(g)                                 a copy of the executed Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of the General Partner granting Frank Mapel certain board observer rights;

(h)                                 the Registration Rights Agreement Amendment, duly executed by the General Partner; and

(i)                                     all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

Section 6.3                                      Seller’s Conditions to Closing.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) on or prior to Closing of each of the following conditions precedent:

(a)                                  Representations.  The representations and warranties of Buyer set forth in Article 4 shall be true and correct as of the date hereof and in all material respects (other than any representation that is subject to a materiality qualifier, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date;

(b)                                 Performance.  Buyer shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)                                  NYSE.  The Consideration Units shall have been approved for listing on the New York Stock Exchange;

(d)                                 No Action.  On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a third Person (including any Governmental Authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Authority or arbitrator;

(e)                                  Governmental Consents.  All material consents and approvals of any Governmental Authority (including those required by the HSR Act) required for the transfer of the Acquired Assets to Buyer as contemplated under this Agreement, except consents and approvals by Governmental Authorities that are customarily obtained after Closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(f)                                    Pacer Agreements.  The closing of the transactions contemplated by each of the Pacer Agreements must be completed concurrently with the Closing;

(g)                                 Closing Deliveries.  Seller shall have received all of the deliveries by Buyer set forth in Section 6.2; and

(h)                                 Offers to Eligible Employees.  Buyer shall have made, as of the Closing Date, offers of employment to substantially all of the Eligible Employees.

Section 6.4                                      Buyer’s Conditions to Closing.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer) on or prior to Closing of each of the following conditions precedent:

(a)                                  Representations.  The representations and warranties of Seller set forth in Article 3 shall be true and correct as of the date hereof and in all material respects (other than any representation that is subject to a materiality qualifier, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date;

(b)                                 Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)                                  NYSE.  The Consideration Units shall have been approved for listing on the New York Stock Exchange;

(d)                                 No Action.  On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a third Person (including any Governmental Authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Authority or arbitrator;

(e)                                  Governmental Consents.  All material consents and approvals of any Governmental Authority (including those required by the HSR Act) required for the transfer of the Acquired Assets by Seller as contemplated under this Agreement, except consents and approvals by Governmental Authorities that are customarily obtained after Closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(f)                                    Pacer Agreements.  The closing of the transactions contemplated by each of the Pacer Agreements must be completed concurrently with the Closing;

(g)                                 Title.  Seller shall be able to deliver leasehold title to the Leased Real Property, in each case, free and clear of all Liens other than Permitted Liens;

(h)                                 Title Policies.  Buyer shall have received title policies (the cost of which is to be borne by Buyer), each in form and from a title insurance company satisfactory to Buyer, for each of the title commitments to be obtained and delivered pursuant to Section 5.13(a); and

(i)                                     Closing Deliveries.  Buyer shall have received all of the deliveries by Seller set forth in Section 6.1.

ARTICLE 7

INDEMNIFICATION

Section 7.1                                      Survival of Representations and Warranties.  All the provisions of this Agreement will survive the Closing indefinitely notwithstanding any investigation at any time made by or on behalf of any party; provided that, the representations and warranties set forth in Article 3 and Article 4 and in any certificate or other document delivered in connection herewith with respect to any of such representations and warranties will terminate and expire two years after the Closing Date, except as follows:  (a) the representations and warranties of Seller which relate expressly or by necessary implication to Taxes, employment or labor matters in Section 3.20 or the environment or Environmental Laws will survive until the expiration of the applicable statutes of limitations (including all periods of extension and tolling); (b) the representations and warranties of Seller set forth in the first and second sentences of Section 3.2, Section 3.2(e), Section 3.8(a) and Section 3.10 will survive forever; and (c) the representations and warranties of Buyer set forth in the first and second sentences of Section 4.2 will survive forever.  After a representation and warranty has terminated and expired, no indemnification will or may be sought pursuant to this Article 7 on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article 7 to indemnification on the basis of that representation and warranty prior to its termination and expiration; provided that, in the case of each representation and warranty that will terminate and expire as provided in this Section 7.1, no claim presented in writing for indemnification pursuant to this Article 7 on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.

Section 7.2                                      Indemnification of Buyer Indemnified Parties.  Subject to the applicable provisions of Section 7.1 and Section 7.5, Seller covenants and agrees to indemnify each of Buyer and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Buyer Indemnified Parties”) against, and hold each Buyer Indemnified Party harmless from and in respect of, all liability, demands, claims, Actions or causes of action, assessments, losses, damages (including any consequential, exemplary, punitive or treble damages), costs and expenses (including reasonable fees and actual disbursements by attorneys, consultants, experts or other representatives and litigation costs) (collectively, “Damages”) to any Buyer Indemnified Party that arise from, are based on or relate or otherwise are attributable to (i) any breach of the representations and warranties of Seller set forth in this Agreement or in certificates or other documents delivered in connection with this Agreement, in each case giving effect to any dollar amounts expressly set forth therein, but without giving any effect to any materiality qualifiers with respect thereto, (ii) the ownership, management, operation or use by Seller of the Acquired Assets or the conduct of the Business by Seller prior to the Closing, (iii) any nonfulfillment of any covenant or agreement on the part of Seller under this Agreement, and (iv) the Excluded Assets and the Retained Liabilities (each such liability, demand, claim, Action or cause of action, assessment, loss, damage, cost and expense being a “Buyer Indemnified Loss”).

Section 7.3                                      Indemnification of Seller Indemnified Parties.  Subject to the applicable provisions of Section 7.1 and Section 7.5, Buyer covenants and agrees to indemnify Seller and its members, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnified Parties”) against, and hold each Seller Indemnified Party harmless from and in respect of, all Damages to any Seller Indemnified Party that arise from, are based on or relate or otherwise are attributable to (i) any breach by Buyer of its representations and warranties set forth in this Agreement or in any certificates or documents delivered to Seller in connection with this Agreement, in each case without giving any effect to any materiality qualifiers with respect thereto with the exception of Section 4.7 for which such materiality qualifiers will be deemed to apply, (ii) the ownership, management, operation or use by Buyer of the Acquired Assets or the conduct of the Business by Buyer on and after the Closing, or (iii) any nonfulfillment of any covenant or agreement on the part of Buyer in this Agreement, and (iv) the Assumed Liabilities (each such liability, demand, claim, Action or cause of action, assessment, loss, damage, cost and expense being a “Seller Indemnified Loss”).

Section 7.4                                      Conditions of Indemnification.

(a)                                  All claims for indemnification under this Agreement shall be asserted and resolved as follows in this Section 7.4.

(b)                                 A party claiming indemnification under this Agreement (an “Indemnified Party”) shall promptly (i) notify the party from whom indemnification is sought (the “Indemnifying Party”) of any third-party claim or claims asserted against the Indemnified Party (“Third Party Claim”) that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to that claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of that claim) and the basis for the Indemnified Party’s request for indemnification under this Agreement.  Except as set forth in Section 7.1, the failure to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of that claim.  Within 15 days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (y) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article 7 with respect to that Third Party Claim or (z) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Party Claim, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Party Claim.

(c)                                  If the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, that Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 7.4(c), and the Indemnified Party will furnish the Indemnifying Party with all information in its possession with respect to that Third Party Claim and otherwise cooperate with the Indemnifying Party in the defense of that Third Party Claim; provided, however, that the Indemnifying Party shall not enter into any settlement with respect to any Third Party Claim that purports to limit the activities of, or otherwise restrict in any way, any Indemnified Party or any affiliate of any Indemnified Party without the prior consent of that Indemnified Party (which consent may not be unreasonably withheld by the Indemnified Party).  The Indemnified Party is hereby authorized, with the right to receive reimbursement of reasonable costs and expenses incurred thereby from the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem reasonably necessary or appropriate to protect its interests or those of the Indemnifying Party.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.4(c) and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel with the right to reimbursement for the reasonable costs and expense incurred thereby from the Indemnifying Party, and, on its written notification of that employment, the Indemnifying Party shall not have the right to assume or continue the defense of such action on behalf of the Indemnified Party.

(d)                                 If the Indemnifying Party (i) within the Election Period (A) disputes its potential liability to the Indemnified Party under this Article 7, (B) elects not to defend the Indemnified Party pursuant to Section 7.4(c) or (C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 7.4(c) or (ii) elects to defend the Indemnified Party pursuant to Section 7.4(c) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled.  The Indemnified Party shall have full control of such defense and proceedings.  Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article 7 and if that dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 7.4 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses of such litigation.  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.4(d), and the Indemnifying Party shall bear its own costs and expenses with respect to that participation.

(e)                                  In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of Damages attributable to that claim to the extent feasible (which estimate shall not be conclusive of the final amount of that claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.  If the Indemnifying Party does not notify the Indemnified Party within 15 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes, the claim specified by the Indemnified Party in the Indemnity Notice, that claim shall be deemed a liability of the Indemnifying Party hereunder.  If the Indemnifying Party has timely disputed that claim, as provided above, that dispute shall be resolved as provided by this Agreement if the parties do not reach a settlement of that dispute within 30 days after notice of that dispute is given.

(f)                                    Payments of all amounts owing by an Indemnifying Party pursuant to this Article 7 relating to a Third Party Claim shall be made within 30 days after the latest of (i) the settlement of that Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of that Third Party Claim.  Payments of all amounts owing by an Indemnifying Party pursuant to Section 7.4(e) shall be made within 30 days after the later of (i) the expiration of the

30-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement.

Section 7.5                                      Limitations on Indemnification.

(a)                                  Notwithstanding the provisions of Section 7.2, Seller shall not be required to indemnify or hold harmless any of Buyer Indemnified Parties on account of any Buyer Indemnified Losses under Section 7.2 unless the liability of Seller in respect of such Buyer Indemnified Loss, when aggregated with the liability of Seller in respect of all Buyer Indemnified Losses under Section 7.2, exceeds $250,000 (the “Threshold Amount”), in which event Buyer Indemnified Parties shall be entitled to indemnification from Seller in an amount equal to the aggregate amount of the Buyer Indemnified Losses.  In no event shall the aggregate liability of Seller under Section 7.2 of this Agreement exceed $2,000,000 (the “Ceiling Amount”).  Notwithstanding the foregoing, neither the Threshold Amount nor the Ceiling Amount shall be applicable to indemnification pursuant to Section 7.2(iii) or Section 7.2(iv) or with respect to the representations and warranties of Seller set forth in the first and second sentences of Section 3.2, Section 3.2(e), Section 3.8 and Section 3.10.  Seller may satisfy any obligations arising pursuant to this Article 7 in any combination of cash or the surrender of Consideration Units for redemption (valued at $21.00 per Consideration Unit); provided that, Seller must provide written notice to Buyer of the intent to make a payment (in whole or in part) by surrendering Consideration Units for redemption at least five business days prior to the due date of any such payment.

(b)                                 Notwithstanding the provisions of Section 7.3, Buyer shall not be required to indemnify or hold harmless any of the Seller Indemnified Parties on account of any Seller Indemnified Loss under Section 7.3 unless the liability of Buyer in respect of such Seller Indemnified Loss, when aggregated with the liability of Buyer in respect of all Seller Indemnified Losses under Section 7.3, exceeds the Threshold Amount, in which event Seller Indemnified Parties shall be entitled to indemnification from Buyer in an amount equal to the aggregate amount of the Seller Indemnified Losses exceed the Threshold Amount.  In no event shall Buyer be liable under Section 7.3 of this Agreement for any amount in excess of the Ceiling Amount.  Notwithstanding the foregoing, neither the Threshold Amount nor the Ceiling Amount shall be applicable to indemnification pursuant to Section 7.3(iii) or Section 7.3(iv) or with respect the representations and warranties of Buyer set forth in Section 4.6.

(c)                                  The amount of indemnity claim hereunder shall be reduced by the amount of any tax benefit actually realized by the Buyer Indemnified Parties or the Seller Indemnified Parties as a result of such claim.

(d)                                 The amount of any indemnity claim hereunder shall be reduced by the amount of any proceeds of insurance actually received by the Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, in connection with such claim; provided, however, the foregoing shall not bar any insurance company that has made any payment to a Buyer Indemnified Party or Seller Indemnified Party from pursuing its lawful rights to subrogation.

(e)                                  Except as set forth in Section 9.6(b), the parties agree that the indemnification provisions in this Article 7 shall be the exclusive remedy of the parties with respect to any claims between the parties concerning this Agreement and the other Transaction Agreements.

(f)                                    No Special Damages.  IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS Article 7 OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGE EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

ARTICLE 8

TERMINATION

Section 8.1                                      Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)                                  By mutual written consent of Buyer and Seller;

(b)                                 By Seller if any of the conditions set forth in Section 6.3 shall have become incapable of fulfillment and shall not have been waived by Seller;

(c)                                  By Buyer if any of the conditions set forth in Section 6.4 shall have become incapable of fulfillment and shall not have been waived by Buyer;

(d)                                 By Buyer if a Material Adverse Effect has occurred and is incapable of being cured within 10 business days;

(e)                                  By Seller if a material adverse change has occurred with respect to Buyer since the date of this Agreement and is incapable of being cured within 10 business days; or

(f)                                    By Seller or Buyer if a United States federal or state Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(f) shall not be available to a party if such party, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

Section 8.2                                      Procedure for and Effect of Termination.  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d), Section 8.1(e), or Section 8.1(f), written notice thereof shall be given by the party so terminating to the other party and, except as provided in this Section 8.2, this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated hereby shall be abandoned without further action by Seller or Buyer.  Nothing in this Article 8 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.  If this Agreement is terminated pursuant to Section 8.1:

(a)                                  Each party shall redeliver all documents, work papers and other materials of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party with respect to the other party shall remain confidential; and

(b)                                 All filings, applications and other submissions, if any, made pursuant to this Agreement shall, at the option of Seller and to the extent practicable, be withdrawn from the agency or other Person to which they were made.

Section 8.3                                      Termination Reimbursement to Seller. If this Agreement is terminated by Seller pursuant to Section 8.1(b), Section 8.1(e), or Section 8.1(f), Buyer shall reimburse Seller for reasonable and documented legal, accounting and advisor fees and reasonable and documented value of the time and efforts of Seller’s representative and other personnel of Seller, not to exceed $200,000 in the aggregate.

ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.1                                      Amendment and Modification.  This Agreement may be amended, modified or supplemented at any time by the parties pursuant to an instrument in writing signed by all parties.

Section 9.2                                      Entire Agreement; Assignment; Binding Effect.  This Agreement (including the schedules hereto and the Seller Disclosure Letter) and the other Transaction Agreements (a) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned, by operation of law or otherwise, by a party, without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

Section 9.3                                      Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

Section 9.4                                      Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with confirmation of receipt) or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

if to Buyer:

6120 South Yale Avenue, Suite 805

Tulsa, Oklahoma 74136

Attention:  H. Michael Krimbill

Facsimile:  (918) 492-0990

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention:  David Elder

Facsimile:  (713) 236-0822

if to Seller:

Pacer-Pittman Propane, L.L.C.

1928 Saint Albans Road

San Marino, California  91108

Attention:  Frank B. Mapel

Facsimile:  (626) 458-8677

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

Section 9.5                                      Dispute Resolution.

(a)                                  Except for disputes subject to Section 2.7, all disputes arising directly under this Agreement, including whether any payments may be due under this Agreement, shall be resolved as set forth in this Section 9.5.  The parties shall meet to attempt to resolve any such dispute.  If the dispute cannot be resolved by the parties, either party may submit the matter to binding arbitration conducted in Jackson, Mississippi by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association.

(b)                                 Notwithstanding the provisions of this Section 9.5, each party shall have the right, without the requirement of first seeking a remedy through any dispute resolution alternative (including arbitration) that has been agreed upon, to seek preliminary injunctive or other equitable relief in any proper federal or state court located in the State of Mississippi in the event that such party determines that eventual redress through the dispute resolution alternative will not provide a sufficient remedy for any violation of this Agreement by the other party.

Section 9.6                                      Governing Law and Venue; Waiver of Jury Trial.

(a)                                  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MISSISSIPPI WITHOUT

REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.  In the absence of an election by either Seller or Buyer to resolve any dispute through arbitration pursuant to Section 9.5(a), the parties hereby irrevocably submit to the jurisdiction of the courts of the State of Mississippi and the Federal courts of the United States of America located in the Fifth Circuit solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(b)                                 The parties agree that irreparable damage would occur and that the parties will not, and could not reasonably be expected to, have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, and notwithstanding the provisions of Section 7.5(e), each party agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the Fifth Circuit or in Mississippi state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (2) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (4) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7                                      Descriptive Headings.  The descriptive headings in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

Section 9.8                                      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.9                                      Fees and Expenses.  Whether or not this Agreement and the transactions contemplated hereby are consummated, and except as otherwise expressly set forth in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.  Seller on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory, brokers or finders’ fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

Section 9.10                                Interpretation.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa.  The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.  Except to the extent expressly provided to the contrary, references to a Party include its permitted successors and assigns.

Section 9.11                                No Third Party Beneficiaries.  This Agreement is solely for the benefit of Seller and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its successors and permitted assigns, with respect to the obligations of Seller.  This Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right.

Section 9.12                                Waivers.  Each party may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any certificates or documents delivered pursuant to this Agreement; and (c) waive compliance with any of the agreements or conditions of the other party contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.  No waiver by a party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.13                                Incorporation of Documents.  The exhibits, schedules and the Seller Disclosure Letter attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 9.14                                Set Off Rights.  Buyer will have the option of setting off all or any part of any amounts, including Damages, owed to it or any of its affiliates by Seller under any Transaction Agreement by notifying Seller that Buyer is electing to set off the amount payable by Buyer under this Agreement by such amount.  Buyer’s exercise, in good faith, of its set off rights will not constitute a breach of this Agreement or any other Transaction Agreement.

Section 9.15                                Disclosure Letter.  The Seller Disclosure Letter will be deemed part of this Agreement and included in any reference to this Agreement.  The Seller Disclosure Letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Seller Disclosure Letter relates; provided, however, that any fact or item that is disclosed in any section of the Seller Disclosure Letter shall be considered to be made for purposes of all other sections of the Seller Disclosure Letter to the extent that the relevance of any such disclosure to any other section of the Seller Disclosure Letter is reasonably apparent from the text of such disclosure.  Notwithstanding anything in this Agreement to the contrary, the inclusion of an item in the Seller Disclosure Letter as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

BUYER:

NGL ENERGY PARTNERS LP

By:	NGL Energy Holdings LLC, its general partner

By:	/s/ H. Michael Krimbill
H. Michael Krimbill
Chief Executive Officer

[Contribution and Sale Agreement — Pacer Pittman]

SELLER:

PACER-PITTMAN PROPANE, L.L.C.

By:	Pacer Propane Holding, L.P., its member

	By:	Pacer Propane Holding, Inc., its general partner

	By:	/s/ Frank B. Mapel
Frank B. Mapel
Chief Executive Officer

[Contribution and Sale Agreement — Pacer Pittman]